                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
             FILED PURSUANT TO RULE 13d-1(a) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13d-2(a)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          CONVERGENT GROUP CORPORATION
                          ----------------------------
                                (Name of Issuer)

                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
                    ----------------------------------------
                         (Title of Class of Securities)

                                    21247V 10
                                    ---------
                                 (CUSIP Number)

                           JEAN CHEVALLIER, PRESIDENT
                         CONVERGENT HOLDING CORPORATION
                        c/o SCHLUMBERGER TECHNOLOGY CORP.
                                 277 PARK AVENUE
                            NEW YORK, NEW YORK 10172
                                 (212) 350-9400

          (Name, Address and Telephone Number of Person Authorized to
                     Receive Notices and Communications)

                                OCTOBER 13, 2000
                                ----------------
             (Date of Event which Requires Filing of this Statement)

                                   COPIES TO:

Richard R. Plumridge, Esq.      James L. Gunderson          Kevin S. Crandell,
  Lexi S. Methvin, Esq.          General Counsel         Esq. Holland & Hart LLP
   Brobeck, Phleger &          Schlumberger Limited      555 Seventeenth Street
     Harrison LLP                277 Park Avenue               Suite 3200
370 Interlocken Boulevard,          New York,            Denver, Colorado 80202
  Suite 500 Broomfield,           New York 10172            (303) 295-8000
     Colorado 80021               (212) 350-9400
     (303) 410-2000

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [].

                                  SCHEDULE 13D

-------------------------                            ---------------------------
CUSIP NO. 21247V 10                                  PAGE 2 OF 72 PAGES
-------------------------                            ---------------------------

----------------------------------------------------------------------------------------------------------------------------
     1  NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        SCHLUMBERGER TECHNOLOGY CORP.
----------------------------------------------------------------------------------------------------------------------------
     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                            (a) []
                                                                                                    (b) X
----------------------------------------------------------------------------------------------------------------------------
     3  SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------
     4  SOURCE OF FUNDS

        WC
----------------------------------------------------------------------------------------------------------------------------
     5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e) []
----------------------------------------------------------------------------------------------------------------------------
     6  CITIZENSHIP OR PLACE OF ORGANIZATION

        TEXAS
----------------------------------------------------------------------------------------------------------------------------

                                7  SOLE VOTING POWER
                                   0
                           ------- -----------------------------------------------------------------------------------------
           NUMBER OF            8  SHARED VOTING POWER
            SHARES                 16,337,448
         BENEFICIALLY      ------- -----------------------------------------------------------------------------------------
           OWNED BY             9  SOLE DISPOSITIVE POWER
             EACH                  0
           REPORTING       ------- -----------------------------------------------------------------------------------------
            PERSON              10 SHARED DISPOSITIVE POWER
             WITH                  0
-------------------------- ------- -----------------------------------------------------------------------------------------
    11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        16,337,448
----------------------------------------------------------------------------------------------------------------------------
    12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES []
----------------------------------------------------------------------------------------------------------------------------
    13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        34.11%
----------------------------------------------------------------------------------------------------------------------------
    14  TYPE OF REPORTING PERSON

        CO
----------------------------------------------------------------------------------------------------------------------------

-------------------------                            ---------------------------
CUSIP NO. 21247V 10                                    PAGE 3 OF 72 PAGES
-------------------------                            ---------------------------

----------------------------------------------------------------------------------------------------------------------------
     1  NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        CONVERGENT HOLDING CORPORATION
----------------------------------------------------------------------------------------------------------------------------
     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                            (a) []
                                                                                                    (b) X
----------------------------------------------------------------------------------------------------------------------------
     3  SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------
     4  SOURCE OF FUNDS

        WC
----------------------------------------------------------------------------------------------------------------------------
     5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e) []
----------------------------------------------------------------------------------------------------------------------------
     6  CITIZENSHIP OR PLACE OF ORGANIZATION

        DELAWARE
----------------------------------------------------------------------------------------------------------------------------

                                7  SOLE VOTING POWER
                                   0
                           ------- -----------------------------------------------------------------------------------------
           NUMBER OF            8  SHARED VOTING POWER
            SHARES                 16,337,448
         BENEFICIALLY      ------- -----------------------------------------------------------------------------------------
           OWNED BY             9  SOLE DISPOSITIVE POWER
             EACH                  0
           REPORTING       ------- -----------------------------------------------------------------------------------------
            PERSON              10 SHARED DISPOSITIVE POWER
             WITH                  0
-------------------------- ------- -----------------------------------------------------------------------------------------
    11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        16,337,448
----------------------------------------------------------------------------------------------------------------------------
    12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES []
----------------------------------------------------------------------------------------------------------------------------
    13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        34.11%
----------------------------------------------------------------------------------------------------------------------------
    14  TYPE OF REPORTING PERSON

        CO
----------------------------------------------------------------------------------------------------------------------------

-------------------------                            ---------------------------
CUSIP NO. 21247V 10                                    PAGE 4 OF 72 PAGES
-------------------------                            ---------------------------

----------------------------------------------------------------------------------------------------------------------------
     1  NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        CONVERGENT ACQUISITION SUB, INC.
----------------------------------------------------------------------------------------------------------------------------
     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                            (a) []
                                                                                                    (b) X
----------------------------------------------------------------------------------------------------------------------------
     3  SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------
     4  SOURCE OF FUNDS

        WC
----------------------------------------------------------------------------------------------------------------------------
     5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e) []
----------------------------------------------------------------------------------------------------------------------------
     6  CITIZENSHIP OR PLACE OF ORGANIZATION

        DELAWARE
----------------------------------------------------------------------------------------------------------------------------

                                7  SOLE VOTING POWER
                                   0
                           ------- -----------------------------------------------------------------------------------------
           NUMBER OF            8  SHARED VOTING POWER
            SHARES                 16,337,448
         BENEFICIALLY      ------- -----------------------------------------------------------------------------------------
           OWNED BY             9  SOLE DISPOSITIVE POWER
             EACH                  0
           REPORTING       ------- -----------------------------------------------------------------------------------------
            PERSON              10 SHARED DISPOSITIVE POWER
             WITH                  0
-------------------------- ------- -----------------------------------------------------------------------------------------
    11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        16,337,448
----------------------------------------------------------------------------------------------------------------------------
    12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES []
----------------------------------------------------------------------------------------------------------------------------
    13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        34.11%
----------------------------------------------------------------------------------------------------------------------------
    14  TYPE OF REPORTING PERSON

        CO
----------------------------------------------------------------------------------------------------------------------------

-------------------------                            ---------------------------
CUSIP NO. 21247V 10                                    PAGE 5 OF 72 PAGES
-------------------------                            ---------------------------

----------------------------------------------------------------------------------------------------------------------------
     1  NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        CINERGY VENTURES, LLC
----------------------------------------------------------------------------------------------------------------------------
     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                            (a) []
                                                                                                    (b) X
----------------------------------------------------------------------------------------------------------------------------
     3  SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------
     4  SOURCE OF FUNDS

        WC
----------------------------------------------------------------------------------------------------------------------------
     5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e) []
----------------------------------------------------------------------------------------------------------------------------
     6  CITIZENSHIP OR PLACE OF ORGANIZATION

        DELAWARE
----------------------------------------------------------------------------------------------------------------------------

                                7  SOLE VOTING POWER
                                   0
                           ------- -----------------------------------------------------------------------------------------
           NUMBER OF            8  SHARED VOTING POWER
            SHARES                 2,166,561
         BENEFICIALLY      ------- -----------------------------------------------------------------------------------------
           OWNED BY             9  SOLE DISPOSITIVE POWER
             EACH                  2,166,561
           REPORTING       ------- -----------------------------------------------------------------------------------------
            PERSON              10 SHARED DISPOSITIVE POWER
             WITH                  0
-------------------------- ------- -----------------------------------------------------------------------------------------
    11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,166,561
----------------------------------------------------------------------------------------------------------------------------
    12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES []
----------------------------------------------------------------------------------------------------------------------------
    13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        4.99%
----------------------------------------------------------------------------------------------------------------------------
    14  TYPE OF REPORTING PERSON

        CO
----------------------------------------------------------------------------------------------------------------------------

-------------------------                            ---------------------------
CUSIP NO. 21247V 10                                    PAGE 6 OF 72 PAGES
-------------------------                            ---------------------------

----------------------------------------------------------------------------------------------------------------------------
     1  NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        GLENN E. MONTGOMERY, JR.
----------------------------------------------------------------------------------------------------------------------------
     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                            (a) []
                                                                                                    (b) X
----------------------------------------------------------------------------------------------------------------------------
     3  SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------
     4  SOURCE OF FUNDS

        PF
----------------------------------------------------------------------------------------------------------------------------
     5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e) []
----------------------------------------------------------------------------------------------------------------------------
     6  CITIZENSHIP OR PLACE OF ORGANIZATION

        US
----------------------------------------------------------------------------------------------------------------------------

                                7  SOLE VOTING POWER
                                   0
                           ------- -----------------------------------------------------------------------------------------
           NUMBER OF            8  SHARED VOTING POWER
            SHARES                 3,275,093
         BENEFICIALLY      ------- -----------------------------------------------------------------------------------------
           OWNED BY             9  SOLE DISPOSITIVE POWER
             EACH                  3,275,093
           REPORTING       ------- -----------------------------------------------------------------------------------------
            PERSON              10 SHARED DISPOSITIVE POWER
             WITH                  0
-------------------------- ------- -----------------------------------------------------------------------------------------
    11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,275,093
----------------------------------------------------------------------------------------------------------------------------
    12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES []
----------------------------------------------------------------------------------------------------------------------------
    13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        7.54%
----------------------------------------------------------------------------------------------------------------------------
    14  TYPE OF REPORTING PERSON

        IN
----------------------------------------------------------------------------------------------------------------------------

-------------------------                            ---------------------------
CUSIP NO. 21247V 10                                    PAGE 7 OF 72 PAGES
-------------------------                            ---------------------------

----------------------------------------------------------------------------------------------------------------------------
     1  NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        LARRY J. ENGELKEN
----------------------------------------------------------------------------------------------------------------------------
     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                            (a) []
                                                                                                    (b) X
----------------------------------------------------------------------------------------------------------------------------
     3  SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------
     4  SOURCE OF FUNDS

        PF
----------------------------------------------------------------------------------------------------------------------------
     5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e) []
----------------------------------------------------------------------------------------------------------------------------
     6  CITIZENSHIP OR PLACE OF ORGANIZATION

        US
----------------------------------------------------------------------------------------------------------------------------

                                7  SOLE VOTING POWER
                                   0
                           ------- -----------------------------------------------------------------------------------------
           NUMBER OF            8  SHARED VOTING POWER
            SHARES                 2,766,078 (1)
         BENEFICIALLY      ------- -----------------------------------------------------------------------------------------
           OWNED BY             9  SOLE DISPOSITIVE POWER
             EACH                  1,004,915
           REPORTING       ------- -----------------------------------------------------------------------------------------
            PERSON              10 SHARED DISPOSITIVE POWER
             WITH                  1,761,163
-------------------------- ------- -----------------------------------------------------------------------------------------
    11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,766,078 (1)
----------------------------------------------------------------------------------------------------------------------------
    12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES []
----------------------------------------------------------------------------------------------------------------------------
    13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        6.37%
----------------------------------------------------------------------------------------------------------------------------
    14  TYPE OF REPORTING PERSON

        IN
----------------------------------------------------------------------------------------------------------------------------

(1)      Includes shares held by Mr. Engelken, his wife Holly S.
         Storm-Engelken and six trusts, all of which are also Reporting Persons as defined herein.

-------------------------                            ---------------------------
CUSIP NO. 21247V 10                                    PAGE 8 OF 72 PAGES
-------------------------                            ---------------------------

----------------------------------------------------------------------------------------------------------------------------
     1  NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        HOLLY S. STORM-ENGELKEN
----------------------------------------------------------------------------------------------------------------------------
     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                            (a) []
                                                                                                    (b) X
----------------------------------------------------------------------------------------------------------------------------
     3  SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------
     4  SOURCE OF FUNDS

        PF
----------------------------------------------------------------------------------------------------------------------------
     5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e) []
----------------------------------------------------------------------------------------------------------------------------
     6  CITIZENSHIP OR PLACE OF ORGANIZATION

        US
----------------------------------------------------------------------------------------------------------------------------

                                7  SOLE VOTING POWER
                                   0
                           ------- -----------------------------------------------------------------------------------------
           NUMBER OF            8  SHARED VOTING POWER
            SHARES                 1,108,993
         BENEFICIALLY      ------- -----------------------------------------------------------------------------------------
           OWNED BY             9  SOLE DISPOSITIVE POWER
             EACH                  0
           REPORTING       ------- -----------------------------------------------------------------------------------------
            PERSON              10 SHARED DISPOSITIVE POWER
             WITH                  1,108,993
-------------------------- ------- -----------------------------------------------------------------------------------------
    11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,108,993
----------------------------------------------------------------------------------------------------------------------------
    12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES []
----------------------------------------------------------------------------------------------------------------------------
    13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        2.55%
----------------------------------------------------------------------------------------------------------------------------
    14  TYPE OF REPORTING PERSON

        IN
----------------------------------------------------------------------------------------------------------------------------

-------------------------                            ---------------------------
CUSIP NO. 21247V 10                                    PAGE 9 OF 72 PAGES
-------------------------                            ---------------------------

----------------------------------------------------------------------------------------------------------------------------
     1  NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        DEVIN ALEXANDER ENGELKEN 1999 TRUST
----------------------------------------------------------------------------------------------------------------------------
     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                            (a) []
                                                                                                    (b) X
----------------------------------------------------------------------------------------------------------------------------
     3  SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------
     4  SOURCE OF FUNDS

        WC
----------------------------------------------------------------------------------------------------------------------------
     5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e) []
----------------------------------------------------------------------------------------------------------------------------
     6  CITIZENSHIP OR PLACE OF ORGANIZATION

        COLORADO
----------------------------------------------------------------------------------------------------------------------------

                                7  SOLE VOTING POWER
                                   0
                           ------- -----------------------------------------------------------------------------------------
           NUMBER OF            8  SHARED VOTING POWER
            SHARES                 108,695
         BENEFICIALLY      ------- -----------------------------------------------------------------------------------------
           OWNED BY             9  SOLE DISPOSITIVE POWER
             EACH                  0
           REPORTING       ------- -----------------------------------------------------------------------------------------
            PERSON              10 SHARED DISPOSITIVE POWER
             WITH                  108,695
-------------------------- ------- -----------------------------------------------------------------------------------------
    11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        108,695
----------------------------------------------------------------------------------------------------------------------------
    12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES []
----------------------------------------------------------------------------------------------------------------------------
    13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.25%
----------------------------------------------------------------------------------------------------------------------------
    14  TYPE OF REPORTING PERSON

        OO
----------------------------------------------------------------------------------------------------------------------------

-------------------------                            ---------------------------
CUSIP NO. 21247V 10                                    PAGE 10 OF 72 PAGES
-------------------------                            ---------------------------

----------------------------------------------------------------------------------------------------------------------------
     1  NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        DUSTIN THOMAS ENGELKEN 1999 TRUST
----------------------------------------------------------------------------------------------------------------------------
     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                            (a) []
                                                                                                    (b) X
----------------------------------------------------------------------------------------------------------------------------
     3  SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------
     4  SOURCE OF FUNDS

        WC
----------------------------------------------------------------------------------------------------------------------------
     5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e) []
----------------------------------------------------------------------------------------------------------------------------
     6  CITIZENSHIP OR PLACE OF ORGANIZATION

        COLORADO
----------------------------------------------------------------------------------------------------------------------------

                                7  SOLE VOTING POWER
                                   0
                           ------- -----------------------------------------------------------------------------------------
           NUMBER OF            8  SHARED VOTING POWER
            SHARES                 108,695
         BENEFICIALLY      ------- -----------------------------------------------------------------------------------------
           OWNED BY             9  SOLE DISPOSITIVE POWER
             EACH                  0
           REPORTING       ------- -----------------------------------------------------------------------------------------
            PERSON              10 SHARED DISPOSITIVE POWER
             WITH                  108,695
-------------------------- ------- -----------------------------------------------------------------------------------------
    11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        108,695
----------------------------------------------------------------------------------------------------------------------------
    12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES []
----------------------------------------------------------------------------------------------------------------------------
    13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.25%
----------------------------------------------------------------------------------------------------------------------------
    14  TYPE OF REPORTING PERSON

        OO
----------------------------------------------------------------------------------------------------------------------------

-------------------------                            ---------------------------
CUSIP NO. 21247V 10                                    PAGE 11 OF 72 PAGES
-------------------------                            ---------------------------

----------------------------------------------------------------------------------------------------------------------------
     1  NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        AMANDA JANE ENGELKEN 1999 TRUST
----------------------------------------------------------------------------------------------------------------------------
     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                            (A) []
                                                                                                    (B) X
----------------------------------------------------------------------------------------------------------------------------
     3  SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------
     4  SOURCE OF FUNDS

        WC
----------------------------------------------------------------------------------------------------------------------------
     5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e) []
----------------------------------------------------------------------------------------------------------------------------
     6  CITIZENSHIP OR PLACE OF ORGANIZATION

        COLORADO
----------------------------------------------------------------------------------------------------------------------------

                                7  SOLE VOTING POWER
                                   0
                           ------- -----------------------------------------------------------------------------------------
           NUMBER OF            8  SHARED VOTING POWER
            SHARES                 108,695
         BENEFICIALLY      ------- -----------------------------------------------------------------------------------------
           OWNED BY             9  SOLE DISPOSITIVE POWER
             EACH                  0
           REPORTING       ------- -----------------------------------------------------------------------------------------
            PERSON              10 SHARED DISPOSITIVE POWER
             WITH                  108,695
-------------------------- ------- -----------------------------------------------------------------------------------------
    11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        108,695
----------------------------------------------------------------------------------------------------------------------------
    12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES []
----------------------------------------------------------------------------------------------------------------------------
    13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.25%
----------------------------------------------------------------------------------------------------------------------------
    14  TYPE OF REPORTING PERSON

        OO
----------------------------------------------------------------------------------------------------------------------------

-------------------------                            ---------------------------
CUSIP NO. 21247V 10                                    PAGE 12 OF 72 PAGES
-------------------------                            ---------------------------

----------------------------------------------------------------------------------------------------------------------------
     1  NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        ANDREA SUSAN ENGELKEN 1999 TRUST
----------------------------------------------------------------------------------------------------------------------------
     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                            (A) []
                                                                                                    (B) X
----------------------------------------------------------------------------------------------------------------------------
     3  SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------
     4  SOURCE OF FUNDS

        WC
----------------------------------------------------------------------------------------------------------------------------
     5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e) []
----------------------------------------------------------------------------------------------------------------------------
     6  CITIZENSHIP OR PLACE OF ORGANIZATION

        COLORADO
----------------------------------------------------------------------------------------------------------------------------

                                7  SOLE VOTING POWER
                                   0
                           ------- -----------------------------------------------------------------------------------------
           NUMBER OF            8  SHARED VOTING POWER
            SHARES                 108,695
         BENEFICIALLY      ------- -----------------------------------------------------------------------------------------
           OWNED BY             9  SOLE DISPOSITIVE POWER
             EACH                  0
           REPORTING       ------- -----------------------------------------------------------------------------------------
            PERSON              10 SHARED DISPOSITIVE POWER
             WITH                  108,695
-------------------------- ------- -----------------------------------------------------------------------------------------
    11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        108,695
----------------------------------------------------------------------------------------------------------------------------
    12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES []
----------------------------------------------------------------------------------------------------------------------------
    13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.25%
----------------------------------------------------------------------------------------------------------------------------
    14  TYPE OF REPORTING PERSON

        OO
----------------------------------------------------------------------------------------------------------------------------

-------------------------                            ---------------------------
CUSIP NO. 21247V 10                                    PAGE 13 OF 72 PAGES
-------------------------                            ---------------------------

----------------------------------------------------------------------------------------------------------------------------
     1  NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        MICHAEL ALAN STORM 1999 TRUST
----------------------------------------------------------------------------------------------------------------------------
     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                            (A) []
                                                                                                    (B) X
----------------------------------------------------------------------------------------------------------------------------
     3  SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------
     4  SOURCE OF FUNDS

        WC
----------------------------------------------------------------------------------------------------------------------------
     5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e) []
----------------------------------------------------------------------------------------------------------------------------
     6  CITIZENSHIP OR PLACE OF ORGANIZATION

        COLORADO
----------------------------------------------------------------------------------------------------------------------------

                                7  SOLE VOTING POWER
                                   0
                           ------- -----------------------------------------------------------------------------------------
           NUMBER OF            8  SHARED VOTING POWER
            SHARES                 108,695
         BENEFICIALLY      ------- -----------------------------------------------------------------------------------------
           OWNED BY             9  SOLE DISPOSITIVE POWER
             EACH                  0
           REPORTING       ------- -----------------------------------------------------------------------------------------
            PERSON              10 SHARED DISPOSITIVE POWER
             WITH                  108,695
-------------------------- ------- -----------------------------------------------------------------------------------------
    11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        108,695
----------------------------------------------------------------------------------------------------------------------------
    12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES []
----------------------------------------------------------------------------------------------------------------------------
    13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.25%
----------------------------------------------------------------------------------------------------------------------------
    14  TYPE OF REPORTING PERSON

        OO
----------------------------------------------------------------------------------------------------------------------------

-------------------------                            ---------------------------
CUSIP NO. 21247V 10                                    PAGE 14 OF 72 PAGES
-------------------------                            ---------------------------

----------------------------------------------------------------------------------------------------------------------------
     1  NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        LORI SUE STORM 1999 TRUST
----------------------------------------------------------------------------------------------------------------------------
     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                            (A) []
                                                                                                    (B) X
----------------------------------------------------------------------------------------------------------------------------
     3  SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------
     4  SOURCE OF FUNDS

        WC
----------------------------------------------------------------------------------------------------------------------------
     5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e) []
----------------------------------------------------------------------------------------------------------------------------
     6  CITIZENSHIP OR PLACE OF ORGANIZATION

        COLORADO
----------------------------------------------------------------------------------------------------------------------------

                                7  SOLE VOTING POWER
                                   0
                           ------- -----------------------------------------------------------------------------------------
           NUMBER OF            8  SHARED VOTING POWER
            SHARES                 108,695
         BENEFICIALLY      ------- -----------------------------------------------------------------------------------------
           OWNED BY             9  SOLE DISPOSITIVE POWER
             EACH                  0
           REPORTING       ------- -----------------------------------------------------------------------------------------
            PERSON              10 SHARED DISPOSITIVE POWER
             WITH                  108,695
-------------------------- ------- -----------------------------------------------------------------------------------------
    11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        108,695
----------------------------------------------------------------------------------------------------------------------------
    12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES []
----------------------------------------------------------------------------------------------------------------------------
    13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.25%
----------------------------------------------------------------------------------------------------------------------------
    14  TYPE OF REPORTING PERSON

        OO
----------------------------------------------------------------------------------------------------------------------------

-------------------------                            ---------------------------
CUSIP NO. 21247V 10                                    PAGE 15 OF 72 PAGES
-------------------------                            ---------------------------

----------------------------------------------------------------------------------------------------------------------------
     1  NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        MARK L. EPSTEIN
----------------------------------------------------------------------------------------------------------------------------
     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                            (A) []
                                                                                                    (B) X
----------------------------------------------------------------------------------------------------------------------------
     3  SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------
     4  SOURCE OF FUNDS

        PF
----------------------------------------------------------------------------------------------------------------------------
     5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e) []
----------------------------------------------------------------------------------------------------------------------------
     6  CITIZENSHIP OR PLACE OF ORGANIZATION

        US
----------------------------------------------------------------------------------------------------------------------------

                                7  SOLE VOTING POWER
                                   0
                           ------- -----------------------------------------------------------------------------------------
           NUMBER OF            8  SHARED VOTING POWER
            SHARES                 3,275,093 (2)
         BENEFICIALLY      ------- -----------------------------------------------------------------------------------------
           OWNED BY             9  SOLE DISPOSITIVE POWER
             EACH                  113,313
           REPORTING       ------- -----------------------------------------------------------------------------------------
            PERSON              10 SHARED DISPOSITIVE POWER
             WITH                  3,161,780
-------------------------- ------- -----------------------------------------------------------------------------------------
    11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,275,093 (2)
----------------------------------------------------------------------------------------------------------------------------
    12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES []
----------------------------------------------------------------------------------------------------------------------------
    13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        7.54%
----------------------------------------------------------------------------------------------------------------------------
    14  TYPE OF REPORTING PERSON

        IN
----------------------------------------------------------------------------------------------------------------------------

-------------------
(2) Includes shares held by Mr. Epstein, two trusts and a limited partnership, all of which are also Reporting Persons as defined herein.

-------------------------                            ---------------------------
CUSIP NO. 21247V 10                                    PAGE 16 OF 72 PAGES
-------------------------                            ---------------------------

----------------------------------------------------------------------------------------------------------------------------
     1  NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        MARK L. EPSTEIN TRUST
----------------------------------------------------------------------------------------------------------------------------
     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                            (A) []
                                                                                                    (B) X
----------------------------------------------------------------------------------------------------------------------------
     3  SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------
     4  SOURCE OF FUNDS

        WC
----------------------------------------------------------------------------------------------------------------------------
     5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e) []
----------------------------------------------------------------------------------------------------------------------------
     6  CITIZENSHIP OR PLACE OF ORGANIZATION

        COLORADO
----------------------------------------------------------------------------------------------------------------------------

                                7  SOLE VOTING POWER
                                   0
                           ------- -----------------------------------------------------------------------------------------
           NUMBER OF            8  SHARED VOTING POWER
            SHARES                 1,911,780
         BENEFICIALLY      ------- -----------------------------------------------------------------------------------------
           OWNED BY             9  SOLE DISPOSITIVE POWER
             EACH                  0
           REPORTING       ------- -----------------------------------------------------------------------------------------
            PERSON              10 SHARED DISPOSITIVE POWER
             WITH                  1,911,780
-------------------------- ------- -----------------------------------------------------------------------------------------
    11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,911,780
----------------------------------------------------------------------------------------------------------------------------
    12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES []
----------------------------------------------------------------------------------------------------------------------------
    13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        4.40%
----------------------------------------------------------------------------------------------------------------------------
    14  TYPE OF REPORTING PERSON

        OO
----------------------------------------------------------------------------------------------------------------------------

-------------------------                            ---------------------------
CUSIP NO. 21247V 10                                    PAGE 17 OF 72 PAGES
-------------------------                            ---------------------------

----------------------------------------------------------------------------------------------------------------------------
     1  NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        THE MARK L. EPSTEIN LIMITED PARTNERSHIP
----------------------------------------------------------------------------------------------------------------------------
     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                            (A) []
                                                                                                    (B) X
----------------------------------------------------------------------------------------------------------------------------
     3  SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------
     4  SOURCE OF FUNDS

        WC
----------------------------------------------------------------------------------------------------------------------------
     5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e) []
----------------------------------------------------------------------------------------------------------------------------
     6  CITIZENSHIP OR PLACE OF ORGANIZATION

        COLORADO
----------------------------------------------------------------------------------------------------------------------------

                                7  SOLE VOTING POWER
                                   0
                           ------- -----------------------------------------------------------------------------------------
           NUMBER OF            8  SHARED VOTING POWER
            SHARES                 650,000
         BENEFICIALLY      ------- -----------------------------------------------------------------------------------------
           OWNED BY             9  SOLE DISPOSITIVE POWER
             EACH                  0
           REPORTING       ------- -----------------------------------------------------------------------------------------
            PERSON              10 SHARED DISPOSITIVE POWER
             WITH                  650,000
-------------------------- ------- -----------------------------------------------------------------------------------------
    11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        650,000
----------------------------------------------------------------------------------------------------------------------------
    12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES []
----------------------------------------------------------------------------------------------------------------------------
    13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        1.50%
----------------------------------------------------------------------------------------------------------------------------
    14  TYPE OF REPORTING PERSON

        PN
----------------------------------------------------------------------------------------------------------------------------

-------------------------                            ---------------------------
CUSIP NO. 21247V 10                                    PAGE 18 OF 72 PAGES
-------------------------                            ---------------------------

----------------------------------------------------------------------------------------------------------------------------
     1  NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        THE MARK L. EPSTEIN ISSUE SUB-TRUST
----------------------------------------------------------------------------------------------------------------------------
     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                            (A) []
                                                                                                    (B) X
----------------------------------------------------------------------------------------------------------------------------
     3  SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------
     4  SOURCE OF FUNDS

        WC
----------------------------------------------------------------------------------------------------------------------------
     5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e) []
----------------------------------------------------------------------------------------------------------------------------
     6  CITIZENSHIP OR PLACE OF ORGANIZATION

        COLORADO
----------------------------------------------------------------------------------------------------------------------------

                                7  SOLE VOTING POWER
                                   0
                           ------- -----------------------------------------------------------------------------------------
           NUMBER OF            8  SHARED VOTING POWER
            SHARES                 600,000
         BENEFICIALLY      ------- -----------------------------------------------------------------------------------------
           OWNED BY             9  SOLE DISPOSITIVE POWER
             EACH                  0
           REPORTING       ------- -----------------------------------------------------------------------------------------
            PERSON              10 SHARED DISPOSITIVE POWER
             WITH                  600,000
-------------------------- ------- -----------------------------------------------------------------------------------------
    11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        600,000
----------------------------------------------------------------------------------------------------------------------------
    12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES []
----------------------------------------------------------------------------------------------------------------------------
    13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        1.38%
----------------------------------------------------------------------------------------------------------------------------
    14  TYPE OF REPORTING PERSON

        OO
----------------------------------------------------------------------------------------------------------------------------

-------------------------                            ---------------------------
CUSIP NO. 21247V 10                                    PAGE 19 OF 72 PAGES
-------------------------                            ---------------------------

----------------------------------------------------------------------------------------------------------------------------
     1  NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        JAMES BAXTER
----------------------------------------------------------------------------------------------------------------------------
     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                            (A) []
                                                                                                    (B) X
----------------------------------------------------------------------------------------------------------------------------
     3  SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------
     4  SOURCE OF FUNDS

        PF
----------------------------------------------------------------------------------------------------------------------------
     5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e) []
----------------------------------------------------------------------------------------------------------------------------
     6  CITIZENSHIP OR PLACE OF ORGANIZATION

        US
----------------------------------------------------------------------------------------------------------------------------

                                7  SOLE VOTING POWER
                                   0
                           ------- -----------------------------------------------------------------------------------------
           NUMBER OF            8  SHARED VOTING POWER
            SHARES                 376,000
         BENEFICIALLY      ------- -----------------------------------------------------------------------------------------
           OWNED BY             9  SOLE DISPOSITIVE POWER
             EACH                  376,000
           REPORTING       ------- -----------------------------------------------------------------------------------------
            PERSON              10 SHARED DISPOSITIVE POWER
             WITH                  0
-------------------------- ------- -----------------------------------------------------------------------------------------
    11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        376,000
----------------------------------------------------------------------------------------------------------------------------
    12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES []
----------------------------------------------------------------------------------------------------------------------------
    13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.86%
----------------------------------------------------------------------------------------------------------------------------
    14  TYPE OF REPORTING PERSON

        IN
----------------------------------------------------------------------------------------------------------------------------

-------------------------                            ---------------------------
CUSIP NO. 21247V 10                                    PAGE 20 OF 72 PAGES
-------------------------                            ---------------------------

----------------------------------------------------------------------------------------------------------------------------
     1  NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        KIM DUFFY
----------------------------------------------------------------------------------------------------------------------------
     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                            (A) []
                                                                                                    (B) X
----------------------------------------------------------------------------------------------------------------------------
     3  SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------
     4  SOURCE OF FUNDS

        PF
----------------------------------------------------------------------------------------------------------------------------
     5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e) []
----------------------------------------------------------------------------------------------------------------------------
     6  CITIZENSHIP OR PLACE OF ORGANIZATION

        AUSTRALIA
----------------------------------------------------------------------------------------------------------------------------

                                7  SOLE VOTING POWER
                                   0
                           ------- -----------------------------------------------------------------------------------------
           NUMBER OF            8  SHARED VOTING POWER
            SHARES                 377,710
         BENEFICIALLY      ------- -----------------------------------------------------------------------------------------
           OWNED BY             9  SOLE DISPOSITIVE POWER
             EACH                  377,710
           REPORTING       ------- -----------------------------------------------------------------------------------------
            PERSON              10 SHARED DISPOSITIVE POWER
             WITH                  0
-------------------------- ------- -----------------------------------------------------------------------------------------
    11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        377,710
----------------------------------------------------------------------------------------------------------------------------
    12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES []
----------------------------------------------------------------------------------------------------------------------------
    13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.86%
----------------------------------------------------------------------------------------------------------------------------
    14  TYPE OF REPORTING PERSON

        IN
----------------------------------------------------------------------------------------------------------------------------

-------------------------                            ---------------------------
CUSIP NO. 21247V 10                                    PAGE 21 OF 72 PAGES
-------------------------                            ---------------------------

----------------------------------------------------------------------------------------------------------------------------
     1  NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        GREGORY H. COURNIOTES
----------------------------------------------------------------------------------------------------------------------------
     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                            (A) []
                                                                                                    (B) X
----------------------------------------------------------------------------------------------------------------------------
     3  SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------
     4  SOURCE OF FUNDS

        PF
----------------------------------------------------------------------------------------------------------------------------
     5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e) []
----------------------------------------------------------------------------------------------------------------------------
     6  CITIZENSHIP OR PLACE OF ORGANIZATION

        US
----------------------------------------------------------------------------------------------------------------------------

                                7  SOLE VOTING POWER
                                   0
                           ------- -----------------------------------------------------------------------------------------
           NUMBER OF            8  SHARED VOTING POWER
            SHARES                 375,824
         BENEFICIALLY      ------- -----------------------------------------------------------------------------------------
           OWNED BY             9  SOLE DISPOSITIVE POWER
             EACH                  375,824
           REPORTING       ------- -----------------------------------------------------------------------------------------
            PERSON              10 SHARED DISPOSITIVE POWER
             WITH                  0
-------------------------- ------- -----------------------------------------------------------------------------------------
    11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        375,824
----------------------------------------------------------------------------------------------------------------------------
    12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES []
----------------------------------------------------------------------------------------------------------------------------
    13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.86%
----------------------------------------------------------------------------------------------------------------------------
    14  TYPE OF REPORTING PERSON

        IN
----------------------------------------------------------------------------------------------------------------------------

-------------------------                            ---------------------------
CUSIP NO. 21247V 10                                    PAGE 22 OF 72 PAGES
-------------------------                            ---------------------------

----------------------------------------------------------------------------------------------------------------------------
     1  NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        BKUK FAMILY PARTNERSHIP LLLP
----------------------------------------------------------------------------------------------------------------------------
     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                            (A) []
                                                                                                    (B) X
----------------------------------------------------------------------------------------------------------------------------
     3  SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------
     4  SOURCE OF FUNDS

        WC
----------------------------------------------------------------------------------------------------------------------------
     5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e) []
----------------------------------------------------------------------------------------------------------------------------
     6  CITIZENSHIP OR PLACE OF ORGANIZATION

        COLORADO
----------------------------------------------------------------------------------------------------------------------------

                                7  SOLE VOTING POWER
                                   0
                           ------- -----------------------------------------------------------------------------------------
           NUMBER OF            8  SHARED VOTING POWER
            SHARES                 157,611
         BENEFICIALLY      ------- -----------------------------------------------------------------------------------------
           OWNED BY             9  SOLE DISPOSITIVE POWER
             EACH                  157,611
           REPORTING       ------- -----------------------------------------------------------------------------------------
            PERSON              10 SHARED DISPOSITIVE POWER
             WITH                  0
-------------------------- ------- -----------------------------------------------------------------------------------------
    11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        157,611
----------------------------------------------------------------------------------------------------------------------------
    12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES []
----------------------------------------------------------------------------------------------------------------------------
    13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.36%
----------------------------------------------------------------------------------------------------------------------------
    14  TYPE OF REPORTING PERSON

        PN
----------------------------------------------------------------------------------------------------------------------------

-------------------------                            ---------------------------
CUSIP NO. 21247V 10                                    PAGE 23 OF 72 PAGES
-------------------------                            ---------------------------

----------------------------------------------------------------------------------------------------------------------------
     1  NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        ANDREA S. MAIZES
----------------------------------------------------------------------------------------------------------------------------
     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                            (A) []
                                                                                                    (B) X
----------------------------------------------------------------------------------------------------------------------------
     3  SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------
     4  SOURCE OF FUNDS

        PF
----------------------------------------------------------------------------------------------------------------------------
     5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e) []
----------------------------------------------------------------------------------------------------------------------------
     6  CITIZENSHIP OR PLACE OF ORGANIZATION

        US
----------------------------------------------------------------------------------------------------------------------------

                                7  SOLE VOTING POWER
                                   0
                           ------- -----------------------------------------------------------------------------------------
           NUMBER OF            8  SHARED VOTING POWER
            SHARES                 250,000
         BENEFICIALLY      ------- -----------------------------------------------------------------------------------------
           OWNED BY             9  SOLE DISPOSITIVE POWER
             EACH                  250,000
           REPORTING       ------- -----------------------------------------------------------------------------------------
            PERSON              10 SHARED DISPOSITIVE POWER
             WITH                  0
-------------------------- ------- -----------------------------------------------------------------------------------------
    11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        250,000
----------------------------------------------------------------------------------------------------------------------------
    12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES []
----------------------------------------------------------------------------------------------------------------------------
    13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.57%
----------------------------------------------------------------------------------------------------------------------------
    14  TYPE OF REPORTING PERSON

        IN
----------------------------------------------------------------------------------------------------------------------------

-------------------------                            ---------------------------
CUSIP NO. 21247V 10                                    PAGE 24 OF 72 PAGES
-------------------------                            ---------------------------

----------------------------------------------------------------------------------------------------------------------------
     1  NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        BRYAN R. MILEGAR
----------------------------------------------------------------------------------------------------------------------------
     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                            (A) []
                                                                                                    (B) X
----------------------------------------------------------------------------------------------------------------------------
     3  SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------
     4  SOURCE OF FUNDS

        PF
----------------------------------------------------------------------------------------------------------------------------
     5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e) []
----------------------------------------------------------------------------------------------------------------------------
     6  CITIZENSHIP OR PLACE OF ORGANIZATION

        US
----------------------------------------------------------------------------------------------------------------------------

                                7  SOLE VOTING POWER
                                   0
                           ------- -----------------------------------------------------------------------------------------
           NUMBER OF            8  SHARED VOTING POWER
            SHARES                 250,001
         BENEFICIALLY      ------- -----------------------------------------------------------------------------------------
           OWNED BY             9  SOLE DISPOSITIVE POWER
             EACH                  250,001
           REPORTING       ------- -----------------------------------------------------------------------------------------
            PERSON              10 SHARED DISPOSITIVE POWER
             WITH                  0
-------------------------- ------- -----------------------------------------------------------------------------------------
    11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        250,001
----------------------------------------------------------------------------------------------------------------------------
    12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES []
----------------------------------------------------------------------------------------------------------------------------
    13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.57%
----------------------------------------------------------------------------------------------------------------------------
    14  TYPE OF REPORTING PERSON

        IN
----------------------------------------------------------------------------------------------------------------------------

-------------------------                            ---------------------------
CUSIP NO. 21247V 10                                    PAGE 25 OF 72 PAGES
-------------------------                            ---------------------------

----------------------------------------------------------------------------------------------------------------------------
     1  NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        DAVID PITT
----------------------------------------------------------------------------------------------------------------------------
     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                            (A) []
                                                                                                    (B) X
----------------------------------------------------------------------------------------------------------------------------
     3  SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------
     4  SOURCE OF FUNDS

        PF
----------------------------------------------------------------------------------------------------------------------------
     5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e) []
----------------------------------------------------------------------------------------------------------------------------
     6  CITIZENSHIP OR PLACE OF ORGANIZATION

        UNITED KINGDOM
----------------------------------------------------------------------------------------------------------------------------

                                7  SOLE VOTING POWER
                                   0
                           ------- -----------------------------------------------------------------------------------------
           NUMBER OF            8  SHARED VOTING POWER
            SHARES                 377,710
         BENEFICIALLY      ------- -----------------------------------------------------------------------------------------
           OWNED BY             9  SOLE DISPOSITIVE POWER
             EACH                  377,710
           REPORTING       ------- -----------------------------------------------------------------------------------------
            PERSON              10 SHARED DISPOSITIVE POWER
             WITH                  0
-------------------------- ------- -----------------------------------------------------------------------------------------
    11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        377,710
----------------------------------------------------------------------------------------------------------------------------
    12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES []
----------------------------------------------------------------------------------------------------------------------------
    13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.86%
----------------------------------------------------------------------------------------------------------------------------
    14  TYPE OF REPORTING PERSON

        IN
----------------------------------------------------------------------------------------------------------------------------

-------------------------                            ---------------------------
CUSIP NO. 21247V 10                                    PAGE 26 OF 72 PAGES
-------------------------                            ---------------------------

----------------------------------------------------------------------------------------------------------------------------
     1  NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        DAVID J. RUBINSTEIN
----------------------------------------------------------------------------------------------------------------------------
     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                            (A) []
                                                                                                    (B) X
----------------------------------------------------------------------------------------------------------------------------
     3  SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------
     4  SOURCE OF FUNDS

        PF
----------------------------------------------------------------------------------------------------------------------------
     5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e) []
----------------------------------------------------------------------------------------------------------------------------
     6  CITIZENSHIP OR PLACE OF ORGANIZATION

        US
----------------------------------------------------------------------------------------------------------------------------

                                7  SOLE VOTING POWER
                                   0
                           ------- -----------------------------------------------------------------------------------------
           NUMBER OF            8  SHARED VOTING POWER
            SHARES                 375,824
         BENEFICIALLY      ------- -----------------------------------------------------------------------------------------
           OWNED BY             9  SOLE DISPOSITIVE POWER
             EACH                  375,824
           REPORTING       ------- -----------------------------------------------------------------------------------------
            PERSON              10 SHARED DISPOSITIVE POWER
             WITH                  0
-------------------------- ------- -----------------------------------------------------------------------------------------
    11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        375,824
----------------------------------------------------------------------------------------------------------------------------
    12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES []
----------------------------------------------------------------------------------------------------------------------------
    13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.86%
----------------------------------------------------------------------------------------------------------------------------
    14  TYPE OF REPORTING PERSON

        IN
----------------------------------------------------------------------------------------------------------------------------

-------------------------                            ---------------------------
CUSIP NO. 21247V 10                                    PAGE 27 OF 72 PAGES
-------------------------                            ---------------------------

----------------------------------------------------------------------------------------------------------------------------
     1  NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        SCOTT M. SCHLEY
----------------------------------------------------------------------------------------------------------------------------
     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                            (A) []
                                                                                                    (B) X
----------------------------------------------------------------------------------------------------------------------------
     3  SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------
     4  SOURCE OF FUNDS

        PF
----------------------------------------------------------------------------------------------------------------------------
     5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e) []
----------------------------------------------------------------------------------------------------------------------------
     6  CITIZENSHIP OR PLACE OF ORGANIZATION

        US
----------------------------------------------------------------------------------------------------------------------------

                                7  SOLE VOTING POWER
                                   0
                           ------- -----------------------------------------------------------------------------------------
           NUMBER OF            8  SHARED VOTING POWER
            SHARES                 847,427
         BENEFICIALLY      ------- -----------------------------------------------------------------------------------------
           OWNED BY             9  SOLE DISPOSITIVE POWER
             EACH                  847,427
           REPORTING       ------- -----------------------------------------------------------------------------------------
            PERSON              10 SHARED DISPOSITIVE POWER
             WITH                  0
-------------------------- ------- -----------------------------------------------------------------------------------------
    11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        847,427
----------------------------------------------------------------------------------------------------------------------------
    12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES []
----------------------------------------------------------------------------------------------------------------------------
    13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        1.95%
----------------------------------------------------------------------------------------------------------------------------
    14  TYPE OF REPORTING PERSON

        IN
----------------------------------------------------------------------------------------------------------------------------

-------------------------                            ---------------------------
CUSIP NO. 21247V 10                                    PAGE 28 OF 72 PAGES
-------------------------                            ---------------------------

----------------------------------------------------------------------------------------------------------------------------
     1  NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        MICHAEL G. ASPENSON
----------------------------------------------------------------------------------------------------------------------------
     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                            (A) []
                                                                                                    (B) X
----------------------------------------------------------------------------------------------------------------------------
     3  SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------
     4  SOURCE OF FUNDS

        PF
----------------------------------------------------------------------------------------------------------------------------
     5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e) []
----------------------------------------------------------------------------------------------------------------------------
     6  CITIZENSHIP OR PLACE OF ORGANIZATION

        US
----------------------------------------------------------------------------------------------------------------------------

                                7  SOLE VOTING POWER
                                   0
                           ------- -----------------------------------------------------------------------------------------
           NUMBER OF            8  SHARED VOTING POWER
            SHARES                 75,000
         BENEFICIALLY      ------- -----------------------------------------------------------------------------------------
           OWNED BY             9  SOLE DISPOSITIVE POWER
             EACH                  75,000
           REPORTING       ------- -----------------------------------------------------------------------------------------
            PERSON              10 SHARED DISPOSITIVE POWER
             WITH                  0
-------------------------- ------- -----------------------------------------------------------------------------------------
    11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        75,000
----------------------------------------------------------------------------------------------------------------------------
    12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES []
----------------------------------------------------------------------------------------------------------------------------
    13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.17%
----------------------------------------------------------------------------------------------------------------------------
    14  TYPE OF REPORTING PERSON

        IN
----------------------------------------------------------------------------------------------------------------------------

-------------------------                            ---------------------------
CUSIP NO. 21247V 10                                    PAGE 29 OF 72 PAGES
-------------------------                            ---------------------------

----------------------------------------------------------------------------------------------------------------------------
     1  NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        THOMAS BANNON
----------------------------------------------------------------------------------------------------------------------------
     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                            (A) []
                                                                                                    (B) X
----------------------------------------------------------------------------------------------------------------------------
     3  SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------
     4  SOURCE OF FUNDS

        PF
----------------------------------------------------------------------------------------------------------------------------
     5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e) []
----------------------------------------------------------------------------------------------------------------------------
     6  CITIZENSHIP OR PLACE OF ORGANIZATION

        US
----------------------------------------------------------------------------------------------------------------------------

                                7  SOLE VOTING POWER
                                   0
                           ------- -----------------------------------------------------------------------------------------
           NUMBER OF            8  SHARED VOTING POWER
            SHARES                 98,514
         BENEFICIALLY      ------- -----------------------------------------------------------------------------------------
           OWNED BY             9  SOLE DISPOSITIVE POWER
             EACH                  98,514
           REPORTING       ------- -----------------------------------------------------------------------------------------
            PERSON              10 SHARED DISPOSITIVE POWER
             WITH                  0
-------------------------- ------- -----------------------------------------------------------------------------------------
    11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        98,514
----------------------------------------------------------------------------------------------------------------------------
    12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES []
----------------------------------------------------------------------------------------------------------------------------
    13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.23%
----------------------------------------------------------------------------------------------------------------------------
    14  TYPE OF REPORTING PERSON

        IN
----------------------------------------------------------------------------------------------------------------------------

-------------------------                            ---------------------------
CUSIP NO. 21247V 10                                    PAGE 30 OF 72 PAGES
-------------------------                            ---------------------------

----------------------------------------------------------------------------------------------------------------------------
     1  NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        R.S. BOYER
----------------------------------------------------------------------------------------------------------------------------
     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                            (A) []
                                                                                                    (B) X
----------------------------------------------------------------------------------------------------------------------------
     3  SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------
     4  SOURCE OF FUNDS

        PF
----------------------------------------------------------------------------------------------------------------------------
     5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e) []
----------------------------------------------------------------------------------------------------------------------------
     6  CITIZENSHIP OR PLACE OF ORGANIZATION

        US
----------------------------------------------------------------------------------------------------------------------------

                                7  SOLE VOTING POWER
                                   0
                           ------- -----------------------------------------------------------------------------------------
           NUMBER OF            8  SHARED VOTING POWER
            SHARES                 150,000
         BENEFICIALLY      ------- -----------------------------------------------------------------------------------------
           OWNED BY             9  SOLE DISPOSITIVE POWER
             EACH                  150,000
           REPORTING       ------- -----------------------------------------------------------------------------------------
            PERSON              10 SHARED DISPOSITIVE POWER
             WITH                  0
-------------------------- ------- -----------------------------------------------------------------------------------------
    11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        150,000
----------------------------------------------------------------------------------------------------------------------------
    12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES []
----------------------------------------------------------------------------------------------------------------------------
    13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.34%
----------------------------------------------------------------------------------------------------------------------------
    14  TYPE OF REPORTING PERSON

        IN
----------------------------------------------------------------------------------------------------------------------------

-------------------------                            ---------------------------
CUSIP NO. 21247V 10                                    PAGE 31 OF 72 PAGES
-------------------------                            ---------------------------

----------------------------------------------------------------------------------------------------------------------------
     1  NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        MARK V. CIONI
----------------------------------------------------------------------------------------------------------------------------
     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                            (A) []
                                                                                                    (B) X
----------------------------------------------------------------------------------------------------------------------------
     3  SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------
     4  SOURCE OF FUNDS

        PF
----------------------------------------------------------------------------------------------------------------------------
     5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e) []
----------------------------------------------------------------------------------------------------------------------------
     6  CITIZENSHIP OR PLACE OF ORGANIZATION

        US
----------------------------------------------------------------------------------------------------------------------------

                                7  SOLE VOTING POWER
                                   0
                           ------- -----------------------------------------------------------------------------------------
           NUMBER OF            8  SHARED VOTING POWER
            SHARES                 73,500
         BENEFICIALLY      ------- -----------------------------------------------------------------------------------------
           OWNED BY             9  SOLE DISPOSITIVE POWER
             EACH                  73,500
           REPORTING       ------- -----------------------------------------------------------------------------------------
            PERSON              10 SHARED DISPOSITIVE POWER
             WITH                  0
-------------------------- ------- -----------------------------------------------------------------------------------------
    11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        73,500
----------------------------------------------------------------------------------------------------------------------------
    12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES []
----------------------------------------------------------------------------------------------------------------------------
    13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.17%
----------------------------------------------------------------------------------------------------------------------------
    14  TYPE OF REPORTING PERSON

        IN
----------------------------------------------------------------------------------------------------------------------------

-------------------------                            ---------------------------
CUSIP NO. 21247V 10                                    PAGE 32 OF 72 PAGES
-------------------------                            ---------------------------

----------------------------------------------------------------------------------------------------------------------------
     1  NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        ROD DUCE
----------------------------------------------------------------------------------------------------------------------------
     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                            (A) []
                                                                                                    (B) X
----------------------------------------------------------------------------------------------------------------------------
     3  SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------
     4  SOURCE OF FUNDS

        PF
----------------------------------------------------------------------------------------------------------------------------
     5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e) []
----------------------------------------------------------------------------------------------------------------------------
     6  CITIZENSHIP OR PLACE OF ORGANIZATION

        AUSTRALIA
----------------------------------------------------------------------------------------------------------------------------

                                7  SOLE VOTING POWER
                                   0
                           ------- -----------------------------------------------------------------------------------------
           NUMBER OF            8  SHARED VOTING POWER
            SHARES                 6,000
         BENEFICIALLY      ------- -----------------------------------------------------------------------------------------
           OWNED BY             9  SOLE DISPOSITIVE POWER
             EACH                  6,000
           REPORTING       ------- -----------------------------------------------------------------------------------------
            PERSON              10 SHARED DISPOSITIVE POWER
             WITH                  0
-------------------------- ------- -----------------------------------------------------------------------------------------
    11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        6,000
----------------------------------------------------------------------------------------------------------------------------
    12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES []
----------------------------------------------------------------------------------------------------------------------------
    13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.01%
----------------------------------------------------------------------------------------------------------------------------
    14  TYPE OF REPORTING PERSON

        IN
----------------------------------------------------------------------------------------------------------------------------

-------------------------                            ---------------------------
CUSIP NO. 21247V 10                                    PAGE 33 OF 72 PAGES
-------------------------                            ---------------------------

----------------------------------------------------------------------------------------------------------------------------
     1  NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        BART E. ELLIOT
----------------------------------------------------------------------------------------------------------------------------
     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                            (A) []
                                                                                                    (B) X
----------------------------------------------------------------------------------------------------------------------------
     3  SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------
     4  SOURCE OF FUNDS

        PF
----------------------------------------------------------------------------------------------------------------------------
     5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e) []
----------------------------------------------------------------------------------------------------------------------------
     6  CITIZENSHIP OR PLACE OF ORGANIZATION

        US
----------------------------------------------------------------------------------------------------------------------------

                                7  SOLE VOTING POWER
                                   0
                           ------- -----------------------------------------------------------------------------------------
           NUMBER OF            8  SHARED VOTING POWER
            SHARES                 157,127
         BENEFICIALLY      ------- -----------------------------------------------------------------------------------------
           OWNED BY             9  SOLE DISPOSITIVE POWER
             EACH                  157,127
           REPORTING       ------- -----------------------------------------------------------------------------------------
            PERSON              10 SHARED DISPOSITIVE POWER
             WITH                  0
-------------------------- ------- -----------------------------------------------------------------------------------------
    11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        157,127
----------------------------------------------------------------------------------------------------------------------------
    12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES []
----------------------------------------------------------------------------------------------------------------------------
    13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.36%
----------------------------------------------------------------------------------------------------------------------------
    14  TYPE OF REPORTING PERSON

        IN
----------------------------------------------------------------------------------------------------------------------------

-------------------------                            ---------------------------
CUSIP NO. 21247V 10                                    PAGE 34 OF 72 PAGES
-------------------------                            ---------------------------

----------------------------------------------------------------------------------------------------------------------------
     1  NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        ROBERT L. ELZ
----------------------------------------------------------------------------------------------------------------------------
     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                            (A) []
                                                                                                    (B) X
----------------------------------------------------------------------------------------------------------------------------
     3  SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------
     4  SOURCE OF FUNDS

        PF
----------------------------------------------------------------------------------------------------------------------------
     5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e) []
----------------------------------------------------------------------------------------------------------------------------
     6  CITIZENSHIP OR PLACE OF ORGANIZATION

        US
----------------------------------------------------------------------------------------------------------------------------

                                7  SOLE VOTING POWER
                                   0
                           ------- -----------------------------------------------------------------------------------------
           NUMBER OF            8  SHARED VOTING POWER
            SHARES                 20,000
         BENEFICIALLY      ------- -----------------------------------------------------------------------------------------
           OWNED BY             9  SOLE DISPOSITIVE POWER
             EACH                  20,000
           REPORTING       ------- -----------------------------------------------------------------------------------------
            PERSON              10 SHARED DISPOSITIVE POWER
             WITH                  0
-------------------------- ------- -----------------------------------------------------------------------------------------
    11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        20,000
----------------------------------------------------------------------------------------------------------------------------
    12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES []
----------------------------------------------------------------------------------------------------------------------------
    13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.05%
----------------------------------------------------------------------------------------------------------------------------
    14  TYPE OF REPORTING PERSON

        IN
----------------------------------------------------------------------------------------------------------------------------

-------------------------                            ---------------------------
CUSIP NO. 21247V 10                                    PAGE 35 OF 72 PAGES
-------------------------                            ---------------------------

----------------------------------------------------------------------------------------------------------------------------
     1  NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        DALE E. FRAZIER
----------------------------------------------------------------------------------------------------------------------------
     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                            (A) []
                                                                                                    (B) X
----------------------------------------------------------------------------------------------------------------------------
     3  SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------
     4  SOURCE OF FUNDS

        PF
----------------------------------------------------------------------------------------------------------------------------
     5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e) []
----------------------------------------------------------------------------------------------------------------------------
     6  CITIZENSHIP OR PLACE OF ORGANIZATION

        US
----------------------------------------------------------------------------------------------------------------------------

                                7  SOLE VOTING POWER
                                   0
                           ------- -----------------------------------------------------------------------------------------
           NUMBER OF            8  SHARED VOTING POWER
            SHARES                 55,050
         BENEFICIALLY      ------- -----------------------------------------------------------------------------------------
           OWNED BY             9  SOLE DISPOSITIVE POWER
             EACH                  55,050
           REPORTING       ------- -----------------------------------------------------------------------------------------
            PERSON              10 SHARED DISPOSITIVE POWER
             WITH                  0
-------------------------- ------- -----------------------------------------------------------------------------------------
    11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        55,050
----------------------------------------------------------------------------------------------------------------------------
    12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES []
----------------------------------------------------------------------------------------------------------------------------
    13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.13%
----------------------------------------------------------------------------------------------------------------------------
    14  TYPE OF REPORTING PERSON

        IN
----------------------------------------------------------------------------------------------------------------------------

-------------------------                            ---------------------------
CUSIP NO. 21247V 10                                    PAGE 36 OF 72 PAGES
-------------------------                            ---------------------------

----------------------------------------------------------------------------------------------------------------------------
     1  NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        GINGER L. JUHL
----------------------------------------------------------------------------------------------------------------------------
     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                            (A) []
                                                                                                    (B) X
----------------------------------------------------------------------------------------------------------------------------
     3  SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------
     4  SOURCE OF FUNDS

        PF
----------------------------------------------------------------------------------------------------------------------------
     5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e) []
----------------------------------------------------------------------------------------------------------------------------
     6  CITIZENSHIP OR PLACE OF ORGANIZATION

        US
----------------------------------------------------------------------------------------------------------------------------

                                7  SOLE VOTING POWER
                                   0
                           ------- -----------------------------------------------------------------------------------------
           NUMBER OF            8  SHARED VOTING POWER
            SHARES                 44,078
         BENEFICIALLY      ------- -----------------------------------------------------------------------------------------
           OWNED BY             9  SOLE DISPOSITIVE POWER
             EACH                  44,078
           REPORTING       ------- -----------------------------------------------------------------------------------------
            PERSON              10 SHARED DISPOSITIVE POWER
             WITH                  0
-------------------------- ------- -----------------------------------------------------------------------------------------
    11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        44,078
----------------------------------------------------------------------------------------------------------------------------
    12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES []
----------------------------------------------------------------------------------------------------------------------------
    13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.10%
----------------------------------------------------------------------------------------------------------------------------
    14  TYPE OF REPORTING PERSON

        IN
----------------------------------------------------------------------------------------------------------------------------

-------------------------                            ---------------------------
CUSIP NO. 21247V 10                                    PAGE 37 OF 72 PAGES
-------------------------                            ---------------------------

----------------------------------------------------------------------------------------------------------------------------
     1  NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        JENNIFER KRABBENHOEFT
----------------------------------------------------------------------------------------------------------------------------
     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                            (A) []
                                                                                                    (B) X
----------------------------------------------------------------------------------------------------------------------------
     3  SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------
     4  SOURCE OF FUNDS

        PF
----------------------------------------------------------------------------------------------------------------------------
     5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e) []
----------------------------------------------------------------------------------------------------------------------------
     6  CITIZENSHIP OR PLACE OF ORGANIZATION

        US
----------------------------------------------------------------------------------------------------------------------------

                                7  SOLE VOTING POWER
                                   0
                           ------- -----------------------------------------------------------------------------------------
           NUMBER OF            8  SHARED VOTING POWER
            SHARES                 36,626
         BENEFICIALLY      ------- -----------------------------------------------------------------------------------------
           OWNED BY             9  SOLE DISPOSITIVE POWER
             EACH                  36,626
           REPORTING       ------- -----------------------------------------------------------------------------------------
            PERSON              10 SHARED DISPOSITIVE POWER
             WITH                  0
-------------------------- ------- -----------------------------------------------------------------------------------------
    11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        36,626
----------------------------------------------------------------------------------------------------------------------------
    12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES []
----------------------------------------------------------------------------------------------------------------------------
    13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.08%
----------------------------------------------------------------------------------------------------------------------------
    14  TYPE OF REPORTING PERSON

        IN
----------------------------------------------------------------------------------------------------------------------------

-------------------------                            ---------------------------
CUSIP NO. 21247V 10                                    PAGE 38 OF 72 PAGES
-------------------------                            ---------------------------

----------------------------------------------------------------------------------------------------------------------------
     1  NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        BRIAN MADDEN
----------------------------------------------------------------------------------------------------------------------------
     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                            (A) []
                                                                                                    (B) X
----------------------------------------------------------------------------------------------------------------------------
     3  SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------
     4  SOURCE OF FUNDS

        PF
----------------------------------------------------------------------------------------------------------------------------
     5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e) []
----------------------------------------------------------------------------------------------------------------------------
     6  CITIZENSHIP OR PLACE OF ORGANIZATION

        US
----------------------------------------------------------------------------------------------------------------------------

                                7  SOLE VOTING POWER
                                   0
                           ------- -----------------------------------------------------------------------------------------
           NUMBER OF            8  SHARED VOTING POWER
            SHARES                 29,000
         BENEFICIALLY      ------- -----------------------------------------------------------------------------------------
           OWNED BY             9  SOLE DISPOSITIVE POWER
             EACH                  29,000
           REPORTING       ------- -----------------------------------------------------------------------------------------
            PERSON              10 SHARED DISPOSITIVE POWER
             WITH                  0
-------------------------- ------- -----------------------------------------------------------------------------------------
    11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        29,000
----------------------------------------------------------------------------------------------------------------------------
    12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES []
----------------------------------------------------------------------------------------------------------------------------
    13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.07%
----------------------------------------------------------------------------------------------------------------------------
    14  TYPE OF REPORTING PERSON

        IN
----------------------------------------------------------------------------------------------------------------------------

-------------------------                            ---------------------------
CUSIP NO. 21247V 10                                    PAGE 39 OF 72 PAGES
-------------------------                            ---------------------------

----------------------------------------------------------------------------------------------------------------------------
     1  NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        JAMES H. MORROW
----------------------------------------------------------------------------------------------------------------------------
     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                            (A) []
                                                                                                    (B) X
----------------------------------------------------------------------------------------------------------------------------
     3  SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------
     4  SOURCE OF FUNDS

        PF
----------------------------------------------------------------------------------------------------------------------------
     5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e) []
----------------------------------------------------------------------------------------------------------------------------
     6  CITIZENSHIP OR PLACE OF ORGANIZATION

        US
----------------------------------------------------------------------------------------------------------------------------

                                7  SOLE VOTING POWER
                                   0
                           ------- -----------------------------------------------------------------------------------------
           NUMBER OF            8  SHARED VOTING POWER
            SHARES                 25,000
         BENEFICIALLY      ------- -----------------------------------------------------------------------------------------
           OWNED BY             9  SOLE DISPOSITIVE POWER
             EACH                  25,000
           REPORTING       ------- -----------------------------------------------------------------------------------------
            PERSON              10 SHARED DISPOSITIVE POWER
             WITH                  0
-------------------------- ------- -----------------------------------------------------------------------------------------
    11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        25,000
----------------------------------------------------------------------------------------------------------------------------
    12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES []
----------------------------------------------------------------------------------------------------------------------------
    13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.06%
----------------------------------------------------------------------------------------------------------------------------
    14  TYPE OF REPORTING PERSON

        IN
----------------------------------------------------------------------------------------------------------------------------

-------------------------                            ---------------------------
CUSIP NO. 21247V 10                                    PAGE 40 OF 72 PAGES
-------------------------                            ---------------------------

----------------------------------------------------------------------------------------------------------------------------
     1  NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        GERALD E. PAUL
----------------------------------------------------------------------------------------------------------------------------
     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                            (A) []
                                                                                                    (B) X
----------------------------------------------------------------------------------------------------------------------------
     3  SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------
     4  SOURCE OF FUNDS

        PF
----------------------------------------------------------------------------------------------------------------------------
     5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e) []
----------------------------------------------------------------------------------------------------------------------------
     6  CITIZENSHIP OR PLACE OF ORGANIZATION

        US
----------------------------------------------------------------------------------------------------------------------------

                                7  SOLE VOTING POWER
                                   0
                           ------- -----------------------------------------------------------------------------------------
           NUMBER OF            8  SHARED VOTING POWER
            SHARES                 25,000
         BENEFICIALLY      ------- -----------------------------------------------------------------------------------------
           OWNED BY             9  SOLE DISPOSITIVE POWER
             EACH                  25,000
           REPORTING       ------- -----------------------------------------------------------------------------------------
            PERSON              10 SHARED DISPOSITIVE POWER
             WITH                  0
-------------------------- ------- -----------------------------------------------------------------------------------------
    11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        25,000
----------------------------------------------------------------------------------------------------------------------------
    12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES []
----------------------------------------------------------------------------------------------------------------------------
    13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.06%
----------------------------------------------------------------------------------------------------------------------------
    14  TYPE OF REPORTING PERSON

        IN
----------------------------------------------------------------------------------------------------------------------------

-------------------------                            ---------------------------
CUSIP NO. 21247V 10                                    PAGE 41 OF 72 PAGES
-------------------------                            ---------------------------

----------------------------------------------------------------------------------------------------------------------------
     1  NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        TIMOTHY A. PEACH
----------------------------------------------------------------------------------------------------------------------------
     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                            (A) []
                                                                                                    (B) X
----------------------------------------------------------------------------------------------------------------------------
     3  SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------
     4  SOURCE OF FUNDS

        PF
----------------------------------------------------------------------------------------------------------------------------
     5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e) []
----------------------------------------------------------------------------------------------------------------------------
     6  CITIZENSHIP OR PLACE OF ORGANIZATION

        US
----------------------------------------------------------------------------------------------------------------------------

                                7  SOLE VOTING POWER
                                   0
                           ------- -----------------------------------------------------------------------------------------
           NUMBER OF            8  SHARED VOTING POWER
            SHARES                 76,556
         BENEFICIALLY      ------- -----------------------------------------------------------------------------------------
           OWNED BY             9  SOLE DISPOSITIVE POWER
             EACH                  76,556
           REPORTING       ------- -----------------------------------------------------------------------------------------
            PERSON              10 SHARED DISPOSITIVE POWER
             WITH                  0
-------------------------- ------- -----------------------------------------------------------------------------------------
    11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        76,556
----------------------------------------------------------------------------------------------------------------------------
    12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES []
----------------------------------------------------------------------------------------------------------------------------
    13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.18%
----------------------------------------------------------------------------------------------------------------------------
    14  TYPE OF REPORTING PERSON

        IN
----------------------------------------------------------------------------------------------------------------------------

-------------------------                            ---------------------------
CUSIP NO. 21247V 10                                    PAGE 42 OF 72 PAGES
-------------------------                            ---------------------------

----------------------------------------------------------------------------------------------------------------------------
     1  NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        MICHAEL TAO
----------------------------------------------------------------------------------------------------------------------------
     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                            (A) []
                                                                                                    (B) X
----------------------------------------------------------------------------------------------------------------------------
     3  SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------
     4  SOURCE OF FUNDS

        PF
----------------------------------------------------------------------------------------------------------------------------
     5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e) []
----------------------------------------------------------------------------------------------------------------------------
     6  CITIZENSHIP OR PLACE OF ORGANIZATION

        US
----------------------------------------------------------------------------------------------------------------------------

                                7  SOLE VOTING POWER
                                   0
                           ------- -----------------------------------------------------------------------------------------
           NUMBER OF            8  SHARED VOTING POWER
            SHARES                 57,182
         BENEFICIALLY      ------- -----------------------------------------------------------------------------------------
           OWNED BY             9  SOLE DISPOSITIVE POWER
             EACH                  57,182
           REPORTING       ------- -----------------------------------------------------------------------------------------
            PERSON              10 SHARED DISPOSITIVE POWER
             WITH                  0
-------------------------- ------- -----------------------------------------------------------------------------------------
    11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        57,182
----------------------------------------------------------------------------------------------------------------------------
    12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES []
----------------------------------------------------------------------------------------------------------------------------
    13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.13%
----------------------------------------------------------------------------------------------------------------------------
    14  TYPE OF REPORTING PERSON

        IN
----------------------------------------------------------------------------------------------------------------------------

-------------------------                            ---------------------------
CUSIP NO. 21247V 10                                    PAGE 43 OF 72 PAGES
-------------------------                            ---------------------------

----------------------------------------------------------------------------------------------------------------------------
     1  NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        RANDALL D. TIDD
----------------------------------------------------------------------------------------------------------------------------
     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                            (A) []
                                                                                                    (B) X
----------------------------------------------------------------------------------------------------------------------------
     3  SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------
     4  SOURCE OF FUNDS

        PF
----------------------------------------------------------------------------------------------------------------------------
     5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e) []
----------------------------------------------------------------------------------------------------------------------------
     6  CITIZENSHIP OR PLACE OF ORGANIZATION

        US
----------------------------------------------------------------------------------------------------------------------------

                                7  SOLE VOTING POWER
                                   0
                           ------- -----------------------------------------------------------------------------------------
           NUMBER OF            8  SHARED VOTING POWER
            SHARES                 63,078
         BENEFICIALLY      ------- -----------------------------------------------------------------------------------------
           OWNED BY             9  SOLE DISPOSITIVE POWER
             EACH                  63,078
           REPORTING       ------- -----------------------------------------------------------------------------------------
            PERSON              10 SHARED DISPOSITIVE POWER
             WITH                  0
-------------------------- ------- -----------------------------------------------------------------------------------------
    11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        63,078
----------------------------------------------------------------------------------------------------------------------------
    12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES []
----------------------------------------------------------------------------------------------------------------------------
    13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.15%
----------------------------------------------------------------------------------------------------------------------------
    14  TYPE OF REPORTING PERSON

        IN
----------------------------------------------------------------------------------------------------------------------------

-------------------------                            ---------------------------
CUSIP NO. 21247V 10                                    PAGE 44 OF 72 PAGES
-------------------------                            ---------------------------

----------------------------------------------------------------------------------------------------------------------------
     1  NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        THOMAS E. VANDENOVER
----------------------------------------------------------------------------------------------------------------------------
     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                            (A) []
                                                                                                    (B) X
----------------------------------------------------------------------------------------------------------------------------
     3  SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------
     4  SOURCE OF FUNDS

        PF
----------------------------------------------------------------------------------------------------------------------------
     5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e) []
----------------------------------------------------------------------------------------------------------------------------
     6  CITIZENSHIP OR PLACE OF ORGANIZATION

        US
----------------------------------------------------------------------------------------------------------------------------

                                7  SOLE VOTING POWER
                                   0
                           ------- -----------------------------------------------------------------------------------------
           NUMBER OF            8  SHARED VOTING POWER
            SHARES                 226,152
         BENEFICIALLY      ------- -----------------------------------------------------------------------------------------
           OWNED BY             9  SOLE DISPOSITIVE POWER
             EACH                  226,152
           REPORTING       ------- -----------------------------------------------------------------------------------------
            PERSON              10 SHARED DISPOSITIVE POWER
             WITH                  0
-------------------------- ------- -----------------------------------------------------------------------------------------
    11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        226,152
----------------------------------------------------------------------------------------------------------------------------
    12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES []
----------------------------------------------------------------------------------------------------------------------------
    13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.52%
----------------------------------------------------------------------------------------------------------------------------
    14  TYPE OF REPORTING PERSON

        IN
----------------------------------------------------------------------------------------------------------------------------

-------------------------                            ---------------------------
CUSIP NO. 21247V 10                                    PAGE 45 OF 72 PAGES
-------------------------                            ---------------------------

----------------------------------------------------------------------------------------------------------------------------
     1  NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        ROBERT S. WECHSLER
----------------------------------------------------------------------------------------------------------------------------
     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                            (A) []
                                                                                                    (B) X
----------------------------------------------------------------------------------------------------------------------------
     3  SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------
     4  SOURCE OF FUNDS

        PF
----------------------------------------------------------------------------------------------------------------------------
     5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e) []
----------------------------------------------------------------------------------------------------------------------------
     6  CITIZENSHIP OR PLACE OF ORGANIZATION

        US
----------------------------------------------------------------------------------------------------------------------------

                                7  SOLE VOTING POWER
                                   0
                           ------- -----------------------------------------------------------------------------------------
           NUMBER OF            8  SHARED VOTING POWER
            SHARES                 150,000
         BENEFICIALLY      ------- -----------------------------------------------------------------------------------------
           OWNED BY             9  SOLE DISPOSITIVE POWER
             EACH                  150,000
           REPORTING       ------- -----------------------------------------------------------------------------------------
            PERSON              10 SHARED DISPOSITIVE POWER
             WITH                  0
-------------------------- ------- -----------------------------------------------------------------------------------------
    11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        150,000
----------------------------------------------------------------------------------------------------------------------------
    12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES []
----------------------------------------------------------------------------------------------------------------------------
    13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.34%
----------------------------------------------------------------------------------------------------------------------------
    14  TYPE OF REPORTING PERSON

        IN
----------------------------------------------------------------------------------------------------------------------------

-------------------------                            ---------------------------
CUSIP NO. 21247V 10                                    PAGE 46 OF 72 PAGES
-------------------------                            ---------------------------

----------------------------------------------------------------------------------------------------------------------------
     1  NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        PAUL J. YARKA
----------------------------------------------------------------------------------------------------------------------------
     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                            (A) []
                                                                                                    (B) X
----------------------------------------------------------------------------------------------------------------------------
     3  SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------
     4  SOURCE OF FUNDS

        PF
----------------------------------------------------------------------------------------------------------------------------
     5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e) []
----------------------------------------------------------------------------------------------------------------------------
     6  CITIZENSHIP OR PLACE OF ORGANIZATION

        US
----------------------------------------------------------------------------------------------------------------------------

                                7  SOLE VOTING POWER
                                   0
                           ------- -----------------------------------------------------------------------------------------
           NUMBER OF            8  SHARED VOTING POWER
            SHARES                 60,883
         BENEFICIALLY      ------- -----------------------------------------------------------------------------------------
           OWNED BY             9  SOLE DISPOSITIVE POWER
             EACH                  60,883
           REPORTING       ------- -----------------------------------------------------------------------------------------
            PERSON              10 SHARED DISPOSITIVE POWER
             WITH                  0
-------------------------- ------- -----------------------------------------------------------------------------------------
    11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        60,883
----------------------------------------------------------------------------------------------------------------------------
    12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES []
----------------------------------------------------------------------------------------------------------------------------
    13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.14%
----------------------------------------------------------------------------------------------------------------------------
    14  TYPE OF REPORTING PERSON

        IN
----------------------------------------------------------------------------------------------------------------------------

-------------------------                            ---------------------------
CUSIP NO. 21247V 10                                    PAGE 47 OF 72 PAGES
-------------------------                            ---------------------------

----------------------------------------------------------------------------------------------------------------------------
     1  NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        TERRY L. YARYAN
----------------------------------------------------------------------------------------------------------------------------
     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                            (A) []
                                                                                                    (B) X
----------------------------------------------------------------------------------------------------------------------------
     3  SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------
     4  SOURCE OF FUNDS

        PF
----------------------------------------------------------------------------------------------------------------------------
     5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e) []
----------------------------------------------------------------------------------------------------------------------------
     6  CITIZENSHIP OR PLACE OF ORGANIZATION

        US
----------------------------------------------------------------------------------------------------------------------------

                                7  SOLE VOTING POWER
                                   0
                           ------- -----------------------------------------------------------------------------------------
           NUMBER OF            8  SHARED VOTING POWER
            SHARES                 284,518
         BENEFICIALLY      ------- -----------------------------------------------------------------------------------------
           OWNED BY             9  SOLE DISPOSITIVE POWER
             EACH                  284,518
           REPORTING       ------- -----------------------------------------------------------------------------------------
            PERSON              10 SHARED DISPOSITIVE POWER
             WITH                  0
-------------------------- ------- -----------------------------------------------------------------------------------------
    11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        284,518
----------------------------------------------------------------------------------------------------------------------------
    12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES []
----------------------------------------------------------------------------------------------------------------------------
    13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.66%
----------------------------------------------------------------------------------------------------------------------------
    14  TYPE OF REPORTING PERSON

        IN
----------------------------------------------------------------------------------------------------------------------------

-------------------------                            ---------------------------
CUSIP NO. 21247V 10                                    PAGE 48 OF 72 PAGES
-------------------------                            ---------------------------

----------------------------------------------------------------------------------------------------------------------------
     1  NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        KIM YOUNGER
----------------------------------------------------------------------------------------------------------------------------
     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                            (A) []
                                                                                                    (B) X
----------------------------------------------------------------------------------------------------------------------------
     3  SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------
     4  SOURCE OF FUNDS

        PF
----------------------------------------------------------------------------------------------------------------------------
     5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e) []
----------------------------------------------------------------------------------------------------------------------------
     6  CITIZENSHIP OR PLACE OF ORGANIZATION

        AUSTRALIA
----------------------------------------------------------------------------------------------------------------------------

                                7  SOLE VOTING POWER
                                   0
                           ------- -----------------------------------------------------------------------------------------
           NUMBER OF            8  SHARED VOTING POWER
            SHARES                 6,000
         BENEFICIALLY      ------- -----------------------------------------------------------------------------------------
           OWNED BY             9  SOLE DISPOSITIVE POWER
             EACH                  6,000
           REPORTING       ------- -----------------------------------------------------------------------------------------
            PERSON              10 SHARED DISPOSITIVE POWER
             WITH                  0
-------------------------- ------- -----------------------------------------------------------------------------------------
    11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        6,000
----------------------------------------------------------------------------------------------------------------------------
    12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES []
----------------------------------------------------------------------------------------------------------------------------
    13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0.01%
----------------------------------------------------------------------------------------------------------------------------
    14  TYPE OF REPORTING PERSON

        IN
----------------------------------------------------------------------------------------------------------------------------

         This statement on Schedule 13D (as it may be amended or supplemented from time to time, this "Statement") is being filed on behalf of:

         (a) Schlumberger Technology Corp., a Texas corporation ("STC"), Convergent Holding Corporation, a Delaware corporation and a wholly-owned subsidiary of STC ("Parent"), and Convergent Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Purchaser" and, collectively with STC and Parent, the "STC Reporting Persons");

         (b) Cinergy Ventures, LLC, a Delaware limited liability company ("Cinergy" and the "Cinergy Reporting Person");

         (c) Glenn E. Montgomery, Jr., Larry J. Engelken, Holly S. Storm-Engelken, Devin Alexander Engelken 1999 Trust, Dustin Thomas Engelken 1999 Trust, Amanda Jane Engelken 1999 Trust, Andrea Susan Engelken 1999 Trust, Michael Alan Storm 1999 Trust, Lori Sue Storm 1999 Trust, Mark L. Epstein, Mark
L. Epstein Trust, The Mark L. Epstein Limited Partnership, The Mark L. Epstein Issue Sub-Trust, James Baxter, Kim Duffy, Gregory H. Courniotes, BKUK Family Partnership LLLP, Andrea S. Maizes, Bryan R. Milegar, David Pitt, David J. Rubinstein, Scott M. Schley, Michael G. Aspenson, Thomas Bannon, R. S. Boyer, Mark V. Cioni, Rod Duce, Bart E. Elliott, Robert L. Elz, Dale E. Frazier, Ginger
L. Juhl, Jennifer Krabbenhoeft, Brian Madden, James H. Morrow, Gerald E. Paul, Timothy A. Peach, Michael Tao, Randall D. Tidd, Thomas E. Vandenover, Robert S. Wechsler, Paul J. Yarka, Terry L. Yaryan and Kim Younger (collectively, the "Management Reporting Persons") and, collectively with the STC Reporting Persons and the Cinergy Reporting Person, the "Reporting Persons").

         The Reporting Persons are making this single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The agreement among the Reporting Persons to file jointly (the "Joint Filing Agreement") is attached hereto as Exhibit 1. Each Reporting Person disclaims beneficial ownership of all shares of Common Stock (as defined below), other than those reported herein as being owned by such Reporting Person.

ITEM 1.  SECURITY AND ISSUER.

         This statement on Schedule 13D relates to the Common Stock, par value $0.001 per share (the "Common Stock"), of Convergent Group Corporation, a Delaware corporation (the "Issuer"), and is being filed pursuant to Rule 13d-1 under the Exchange Act. The address of the principal executive office of the Issuer is 6399 South Fiddler's Green Circle, Suite 600, Englewood, Colorado 80111.

ITEM 2.  IDENTITY AND BACKGROUND.

STC REPORTING PERSONS

         (a) The names of the STC Reporting Persons filing this statement are STC, a Texas Corporation, Parent, a Delaware Corporation, and Purchaser, a Delaware Corporation. Parent is a wholly-owned subsidiary of STC and Purchaser is a wholly-owned subsidiary of Parent. The directors and executive officers of each of STC, Parent and Purchaser are as set forth on Schedule I hereto.

         (b) The address of the principal business and principal offices of each of the STC Reporting Persons is c/o Schlumberger Technology Corp., 277 Park Avenue, New York, New York 10172-0266.

         (c) The principal business of STC is to be engaged, either directly or indirectly, through wholly-owned subsidiaries, in three primary business segments: (i) Oilfield Services, which is organized into three product groups: Reservoir Evaluation, Reservoir Development, and Reservoir Management, that provide exploration and production services required during the life of an oil and gas reservoir to the petroleum industry; (ii) Resource Management Services, a solutions provider to electricity, gas and water resource industry clients, to design, install, operate and maintain resource measurement networks and services and (iii) Test & Transactions, which provides smart card-based solutions, semiconductor test, metrology and handling systems and services, and corporate IP (internet protocol) and network solutions to customers. Parent and Purchaser were formed solely to effect the transactions described herein.

         (d) None of the STC Reporting Persons, nor, to the best of their knowledge, any of persons listed on Schedule I hereto has, during the last five years, been convicted of a criminal proceeding (excluding traffic violations or similar misdemeanors).

         (e) None of the STC Reporting Persons nor, to the best of their knowledge, any of the persons listed on Schedule I has, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         (f)      Not applicable.

CINERGY REPORTING PERSON

         (a)      The Cinergy Reporting Person is a Delaware Limited Liability
Company

         (b) The address of the principal business and principal offices of each of the Cinergy Reporting Person is c/o Cinergy Corp., 221 E. Fourth Street, Suite 30, Cincinnati, Ohio 45201.

         (c) Cinergy Ventures, LLC is an entity formed to make equity investments in companies with emerging technologies in the energy sector, that would potentially benefit Cinergy Corp. and/or its subsidiaries.

         (d) Neither the Cinergy Reporting Person, nor, to the best of its knowledge, any of its executive officers, managers or members has, during the last five years, been convicted of a criminal proceeding (excluding traffic violations or similar misdemeanors).

         (e) Neither the Cinergy Reporting Person nor, to the best of its knowledge, any of its executive officers, managers or members has, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         (f)      Not applicable.

MANAGEMENT REPORTING PERSONS

         (a)-(c) The following Management Reporting Persons hold the respective executive officer positions with the Issuer or, as applicable, acquired the shares from the Issuer, as set forth below:

         Management Reporting Person       Position Held With Issuer
         ---------------------------       -------------------------
         Glenn E. Montgomery, Jr.          Chairman, Chief Executive Officer and
                                           President
         Larry J. Engelken                 Executive Vice President, Global
                                           Sales and Secretary

         Holly S. Storm-Engelken                     See (1) below
         Devin Alexander Engelken 1999 Trust         See (1) below
         Dustin Thomas Engelken 1999 Trust           See (1) below
         Amanda Jane Engelken 1999 Trust             See (1) below
         Andrea Susan Engelken 1999 Trust            See (1) below
         Michael Alan Storm 1999 Trust               See (1) below
         Lori Sue Storm 1999 Trust                   See (1) below
         Mark L. Epstein                             Executive Vice President
         Mark L. Epstein Trust                       See (2) below
         The Mark L. Epstein Limited Partnership     See (3) below
         The Mark L. Epstein Issue Sub-Trust         See (2) below
         James Baxter                                Vice President
         Kim Duffy                                   Vice President
         Gregory H. Courniotes                       Executive Vice President
         BKUK Family Partnership LLLP                See (4) below
         Andrea S. Maizes                            Executive Vice President,
                                                     Resource Management
         Bryan R. Mileger                            Chief Financial Officer
                                                     and Treasurer
         David Pitt                                  Executive Vice President
         David J. Rubinstein                         Executive Vice President,
         Scott M. Schley                             Global Delivery
                                                     Executive Vice President,
                                                     Finance, and Director
         Michael G. Aspenson                         Vice President
         Thomas Bannon                               Vice President

         R. S. Boyer                                 Vice President
         Mark V. Cioni                               Vice President
         Rod Duce                                    Vice President
         Bart E. Elliott                             Vice President
         Robert L. Elz                               Vice President
         Dale E. Frazier                             Vice President
         Ginger L. Juhl                              Vice President
         Jennifer Krabbenhoeft                       Vice President
         Brian Madden                                Vice President
         James H. Morrow                             Vice President
         Gerald E. Paul                              Vice President
         Timothy A. Peach                            Vice President
         Michael Tao                                 Vice President
         Randall D. Tidd                             Vice President
         Thomas E. Vandenover                        Vice President
         Robert S. Wechsler                          Vice President
         Paul J. Yarka                               Vice President
         Terry L. Yaryan                             Vice President
         Kim Younger                                 Vice President

---------------
(1) This Reporting Person is not directly employed by the Issuer. The shares owned by this Reporting Person were acquired pursuant to a gift transfer from Larry Engelken. Mr. Engelken is employed as the Executive Vice President, Global Sales and Secretary of the Issuer. The address for each of these trusts is c/o Joseph Babich, Trustee, 5675 DTC Boulevard, Suite 250,
Englewood, CO  80111.

(2) This Reporting Person is not directly employed by the Issuer. The shares owned by this Reporting Person were transferred by Mark Epstein, who does not act as the trustee for this Reporting Person. Mr. Epstein is employed as an Executive Vice President of the Issuer. The address for each of these trusts is c/o Harry J. Schmidt, Trustee, 7100 East Belleview Avenue, Suite
307, Greenwood Village, CO 80111.

(3) This Reporting Person is not directly employed by the Issuer. The shares owned by this Reporting Person were transferred by Mark Epstein, who is the president of Epstein Consulting, Inc., which is the general partner of this Reporting Person. Mr. Epstein is employed as an Executive Vice President of the Issuer. The address for this limited partnership is 6399 Fiddlers Green Circle, Suite 600, Englewood, CO 80111.

(4) This Reporting Person is not directly employed by the Issuer. The shares owned by this Reporting Person were transferred by Barry Kemble, who is one of the trustees of this Reporting Person. Mr. Kemble is employed as an Executive Vice President of the Issuer.

         Except as provided in the footnotes above, the business address of each of the Management Reporting Persons is c/o Convergent Group Corporation, 6399 South Fiddler's Green Circle, Suite 600, Englewood, Colorado 80111.

         (d) None of the Management Reporting Persons has, during the last five years, been convicted of a criminal proceeding (excluding traffic violations or similar misdemeanors).

         (e) None of the Management Reporting Persons has, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         (f) Each of the individuals referred above is a United States citizen except for Mr. Pitt, who is a citizen of the United Kingdom, and Ms. Duffy, Mr. Duce and Mr. Younger, who are citizens of Australia.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

STC REPORTING PERSONS

         On October 13, 2000, Cinergy and the Management Reporting Persons (each a "Contributing Stockholder" and, collectively, the "Contributing Stockholders") entered into a voting agreement (the "Voting Agreement") and a subscription and contribution agreement (the "Subscription Agreement") with Parent, Purchaser and STC. Thereafter on October 13, 2000, Parent, Purchaser, STC and the Issuer entered into an Agreement and Plan of Merger (the "Merger Agreement"), which provides for the acquisition by Parent of the Issuer. Within ten business days of the execution of the Merger Agreement and upon its terms and subject to its conditions, Purchaser will commence a cash tender offer (the "Offer") to acquire all of the issued and outstanding shares of Common Stock for a price of $8.00 per share. The total amount of funds required to purchase the Common Stock pursuant to the Offer, the Merger and the Subscription Agreement are estimated to be approximately $276,000,000, and will be furnished by STC to Parent which will furnish such amount to Purchaser. No funds were required to acquire beneficial ownership of the shares of Common Stock reported on this Schedule 13D, as the STC Reporting Persons did not pay additional consideration to the Contributing Stockholders in connection with the execution and delivery of the Merger Agreement, the Subscription Agreement or the Voting Agreement.

         The Merger Agreement and Voting Agreement are described in Item 4 below and the Subscription Agreement is described in Item 6 below.

CINERGY REPORTING PERSON AND MANAGEMENT REPORTING PERSONS

         The Cinergy Reporting Person and each of the Management Reporting Persons acquired their shares prior to the execution and delivery of the Subscription Agreement and Voting Agreement in transactions not material to this Statement.

         By virtue of the Voting Agreement, the STC Reporting Persons may be deemed to have shared voting power over the shares of Common Stock held by the Cinergy Reporting Person and the Management Reporting Persons.

ITEM 4.  PURPOSE OF TRANSACTION.

         (a) - (b) As described in Item 3 above and Item 6 below, this Statement relates to the merger of Purchaser with and into the Issuer after the consummation of the Offer in accordance with the terms of the Merger Agreement.

The Merger Agreement

         On October 13, 2000, Parent, Purchaser, STC and the Issuer entered into the Merger Agreement, which provides for the acquisition by Parent of the Issuer. Within ten business days of the execution of the Merger Agreement and upon its terms and subject to its conditions, Purchaser will commence the Offer to acquire all of the issued and outstanding shares of Common Stock for a price of $8.00 per share. Assuming the Offer is consummated in accordance with its terms, Purchaser will then merge with and into the Issuer (the "Merger") and each share of Common Stock not previously tendered in the Offer or contributed under the Subscription Agreement, other than treasury shares and any shares as to which dissenter's rights have been perfected, will be cancelled and automatically converted into the right to receive $8.00 per share, net to each stockholder in cash, less any required withholding taxes. Immediately after consummation of the Merger, all of the equity securities of the Issuer will be owned by Parent, and the Issuer will no longer be a reporting company under Section 12 of the Exchange Act, nor will any of its equity securities trade in any public market.

         The Merger Agreement contains customary representations and warranties on the part of Parent, Purchaser, STC and the Issuer, and the consummation of the Merger is subject to customary closing conditions, including, without limitation, approval by the stockholders of the Issuer. The Merger Agreement also contains covenants regarding the activities of the parties pending consummation of the Merger. Generally, each of the parties must conduct its business in the ordinary course consistent with past practice. In certain circumstances, upon a termination of the Merger Agreement, a cash termination fee is required to be paid.

The Voting Agreement

         As a condition and inducement to Parent and Purchaser to enter into the Merger Agreement and incur the obligations set forth therein, each Contributing Stockholder, concurrently with the execution and delivery of the Merger Agreement, entered into the Voting Agreement pursuant to which each Contributing Stockholder agreed, among other things, not to tender a portion of the shares of Common Stock held by such Contributing Stockholder in the Offer and to grant Parent an irrevocable proxy with respect to the voting of the shares of Common Stock held by such Contributing Stockholder.

         VOTING. Pursuant to the Voting Agreement, each Contributing Stockholder agreed, among other things, that from October 13, 2000 until the earlier to occur of (a) the effective time of the Merger, (b) the termination of the Merger Agreement, (c) the time the parties later agree to by mutual written consent, or (d) March 31, 2001, at any meeting of Issuer's stockholders, however called, and in any action by consent of Issuer's stockholders, they will vote their shares of Issuer Common Stock (1) in favor of the Merger and the Merger Agreement, (2) against any Acquisition Proposal (as defined in the Voting Agreement), against any proposal for action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Issuer under the Merger Agreement, against any change in the directors of Issuer, against any change in the present capitalization of Issuer, against any amendment to Issuer's certificate of incorporation or bylaws which, in the case of each of the matters referred to in this clause (2), could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the Merger Agreement or the likelihood of those transactions being consummated and (3) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement. Each Contributing Stockholder agreed to execute any documents which are necessary or appropriate in order to effectuate the foregoing, including the ability of STC, Parent, Purchaser or any nominees thereof to vote directly the shares of Common Stock owned by each Contributing Stockholder. Additionally, the Contributing Stockholders agreed to waive any rights of appraisal or rights to dissent from the Merger.

         IRREVOCABLE PROXY. The Contributing Stockholders (1) revoked all prior proxies or powers of attorney governing the shares of Common Stock owned by them and (2) granted an irrevocable proxy to Parent and Purchaser or any nominee to vote and act (by written consent or otherwise) with respect to all of the shares of Common Stock owned by them at any meeting of Issuer's stockholders or by written consent in lieu of any meetings with regard to any matter covered in the paragraph above.

         NO DISPOSITION OR ENCUMBRANCE OF SHARES. Except as contemplated by the Voting Agreement and the Merger Agreement, the Contributing Stockholders agreed not to (1) sell, assign, transfer, encumber or otherwise dispose of or enter into any contract, option or other arrangement with respect to the sale, assignment, transfer, encumbrance or other disposition of Common Stock or any interest in their shares of Common Stock, or create or permit to exist any encumbrance on their shares of Common Stock , (2) enter into any agreement or understanding with respect to any transfer of any or all of their shares of Common Stock or any interest therein, (3) grant any proxy with respect to their shares of Common Stock, or (4) enter into a voting trust or other agreement or arrangement with respect to their shares of Common Stock.

         TERMINATION. The Voting Agreement will terminate and be of no further force and effect upon the earlier to occur of (a) the effective time of the Merger, (b) the termination of the Merger Agreement, (c) the time the parties later agree to by mutual written consent or (d) March 31, 2001.

         The foregoing summaries of the Merger Agreement and the Voting Agreement are qualified in their entirety by reference to Exhibits 2 and 3, respectively, filed herewith.

         (c)      Not applicable.

         (d) The Merger Agreement provides that the Issuer shall take such action required, after consummation of the Offer, to cause persons nominated by Purchaser to consititute the number of directors of Issuer equal to Purchaser's pro rata ownership of the Issuer.

         (e) Other than as a result of the Offer and Merger described above and in Item 3, not applicable.

         (f)      See Item 4(a) and (c) above.

         (g) The Merger Agreement provides that the certificate of incorporation and by-laws of Purchaser shall become the certificate of incorporation and by-laws of Issuer after the Merger.

         (h)-(i) In connection with the Merger, it is expected that Common Stock will be delisted from the Nasdaq National Market System and will become eligible for termination of registration under the Exchange Act.

         (j) Other than as described above, none of the Reporting Persons nor, to the best of their knowledge, any person listed in Schedule I hereto, has any plans or proposals which relate to or would result in any of the matters listed in Items 4(a)-(j) of Schedule 13D.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         (a)

STC REPORTING PERSONS

         As of October 13, 2000, the STC Reporting Persons may be deemed to beneficially own 16,337,448 shares of Common Stock. By reason of their respective relationships with STC, each of Parent and Purchaser may be deemed under Rule 13d-3 under the Exchange Act, to beneficially own all of the shares of Common Stock to which STC may be deemed to beneficially own pursuant to the Voting Agreement. As of October 13, 2000, 16,337,448 shares of Common Stock represented 34.11% (calculated on a fully-diluted basis) of the issued and outstanding shares of Common Stock, based on the 47,899,188 shares of Common Stock and options that have vested or will vest within 60 days from the date of this filing, reported by the Issuer to be outstanding on October 13, 2000.

CINERGY REPORTING PERSON

         As previously reported in filings with the Securities and Exchange Commission by Cinergy, and as further described in Item 5 below, Cinergy currently beneficially owns 2,166,561 shares (4.99%) of the Common Stock, based on the 43,414,402 shares of Common Stock reported by the Issuer to be outstanding on October 13, 2000. No additional shares of Common Stock have been acquired by the Cinergy Reporting Person in connection with the Merger Agreement.

MANAGEMENT REPORTING PERSONS

         Glenn E. Montgomery, Jr. currently beneficially owns 3,275,093 shares (7.54%) of Common Stock.

         Larry J. Engelken currently beneficially owns 1,004,915 shares (2.13%) of Common Stock. He may also be deemed to be the beneficial owner of the aggregate of 1,761,163 shares (collectively with his 1,004,915 shares, 6.37%) owned by his wife, Holly S. Storm-Engelken and six trusts, all of which are also Reporting Persons.

         Holly S. Storm-Engelken currently beneficially owns 1,108,993 shares (2.55%) of Common Stock.

         Devin Alexander Engelken 1999 Trust currently beneficially owns 108,695 shares (0.25%) of Common Stock.

         Dustin Thomas Engelken 1999 Trust currently beneficially owns 108,695 shares (0.25%) of Common Stock.

         Amanda Jane Engelken 1999 Trust currently beneficially owns 108,695 shares (0.25%) of Common Stock.

         Andrea Susan Engelken 1999 Trust currently beneficially owns 108,695 shares (0.25%) of Common Stock.

         Michael Alan Storm 1999 Trust currently beneficially owns 108,695 shares (0.25%) of Common Stock.

         Lori Sue Storm 1999 Trust currently beneficially owns 108,695 shares (0.25%) of Common Stock.

         Mark L. Epstein currently beneficially owns 113,313 shares (0.26%) of Common Stock. He may also be deemed the beneficial owner of an aggregate of 3,161,780 shares (collectively with his 113,313 shares, 7.54%) owned by the Mark L. Epstein Trust, the Mark L. Epstein Issue Sub-Trust and the Mark
L. Epstein Limited Partnership.

         Mark L. Epstein Trust currently beneficially owns 1,911,780 shares (4.40%) of Common Stock.

         The Mark L. Epstein Limited Partnership currently beneficially owns 650,000 shares (1.50%) of Common Stock.

         The Mark L. Epstein Issue Sub-Trust currrently beneficially owns 600,000 shares (1.38%) of Common Stock.

         James Baxter currently beneficially owns 375,000 shares (0.86%) of Common Stock (including options providing the right to acquire 375,000 shares of Common Stock that have vested or will vest within 60 days from the date of this filing).

         Kim Duffy currently beneficially owns 377,710 shares (0.86%) of Common Stock (including options providing the right to acquire 377,710 shares of Common Stock that have vested or will vest within 60 days from the date of this filing).

         Gregory H. Courniotes currently beneficially owns 249,950 shares (0.57%) of Common Stock (including options providing the right to acquire 155,522 shares of Common Stock that have vested or will vest within 60 days from the date of this filing).

         BKUK Family Partnership LLLP currently beneficially owns 157,611 shares (0.36%) of Common Stock (including options providing the right to acquire 24,791 shares of Common Stock that have vested or will vest within 60 days from the date of this filing).

         Andrea S. Maizes currently beneficially owns 250,000 shares (0.57%) of Common Stock (including options providing the right to acquire 199,500 shares of Common Stock that have vested or will vest within 60 days from the date of this filing).

         Bryan R. Mileger currently beneficially owns 250,001 shares (0.57%) of Common Stock (including options providing the right to acquire 61,146 shares of Common Stock that have vested or will vest within 60 days from the date of this filing).

         David Pitt currently beneficially owns 377,710 shares (0.86%) of Common Stock (including options providing the right to acquire 377,710 shares of Common Stock that have vested or will vest within 60 days from the date of this filing).

         David J. Rubinstein currently beneficially owns 249,950 shares (0.57%) of Common Stock (including options providing the right to acquire 155,522 shares of Common Stock that have vested or will vest within 60 days from the date of this filing).

         Scott M. Schley currently beneficially owns 847,427 shares (1.95%) of Common Stock.

         Michael G. Aspenson currently beneficially owns 75,000 shares (0.17%) of Common Stock (including options providing the right to acquire 75,000 shares of Common Stock that have vested or will vest within 60 days from the date of this filing).

         Thomas Bannon currently beneficially owns 98,514 shares (0.23%) of Common Stock (including options providing the right to acquire 33,739 shares of Common Stock that have vested or will vest within 60 days from the date of this filing).

         R. S. Boyer currently beneficially owns 150,000 shares (0.34%) of Common Stock (including options providing the right to acquire 150,000 shares of Common Stock that have vested or will vest within 60 days from the date of this filing).

         Mark V. Cioni currently beneficially owns 73,500 shares (0.17%) of Common Stock (including options providing the right to acquire 68,500 shares of Common Stock that have vested or will vest within 60 days from the date of this filing).

         Rod Duce currently beneficially owns 6,000 shares (0.01%) of Common Stock (including options providing the right to acquire 6,000 shares of Common Stock that have vested or will vest within 60 days from the date of this filing).

         Bart E. Elliott currently beneficially owns 157,127 shares (0.36%) of Common Stock (including options providing the right to acquire 31,631 shares of Common Stock that have vested or will vest within 60 days from the date of this filing).

         Robert L. Elz currently beneficially owns 20,000 shares (0.05%) of Common Stock (including options providing the right to acquire 20,000 shares of Common Stock that have vested or will vest within 60 days from the date of this filing).

         Dale E. Frazier currently beneficially owns 55,050 shares (0.13%) of Common Stock (including options providing the right to acquire 44,046 shares of Common Stock that have vested or will vest within 60 days from the date of this filing).

         Ginger L. Juhl currently beneficially owns 44,078 shares (0.10%) of Common Stock (including options providing the right to acquire 26,472 shares of Common Stock that have vested or will vest within 60 days from the date of this filing).

         Jennifer Krabbenoft currently beneficially owns 36,626 (0.08%) shares of Common Stock (including options providing the right to acquire 30,084 shares of Common Stock that have vested or will vest within 60 days from the date of this filing).

         Brian Madden currently beneficially owns 29,000 shares (0.07%) of Common Stock (including options providing the right to acquire 29,000 shares of Common Stock that have vested or will vest within 60 days from the date of this filing).

         James H. Morrow currently beneficially owns 25,000 shares (0.06%) of Common Stock (including options providing the right to acquire 25,000 shares of Common Stock that have vested or will vest within 60 days from the date of this filing).

         Gerald E. Paul currently beneficially owns 25,000 shares (0.06%) of Common Stock (including options providing the right to acquire 25,000 shares of Common Stock that have vested or will vest within 60 days from the date of this filing).

         Timothy A. Peach currently beneficially owns 76,556 shares (0.18%) of Common Stock (including options providing the right to acquire 37,235 shares of Common Stock that have vested or will vest within 60 days from the date of this filing).

         Michael Tao currently beneficially owns 57,182 shares (0.13%) of Common Stock (including options providing the right to acquire 41,532 shares of Common Stock that have vested or will vest within 60 days from the date of this filing).

         Randall D. Tidd currently beneficially owns 63,078 shares (0.15%) of Common Stock (including options providing the right to acquire 10,882 shares of Common Stock that have vested or will vest within 60 days from the date of this filing).

         Thomas E. Vandenover currently beneficially owns 226,152 shares (0.52%) of Common Stock (including options providing the right to acquire 63,013 shares of Common Stock that have vested or will vest within 60 days from the date of this filing).

         Robert S. Wechsler currently beneficially owns 150,000 shares (0.34%) of Common Stock (including options providing the right to acquire 150,000 shares of Common Stock that have vested or will vest within 60 days from the date of this filing).

         Paul J. Yarka currently beneficially owns 60,883 shares (0.14%) of Common Stock (including options providing the right to acquire 47,189 shares of Common Stock that have vested or will vest within 60 days from the date of this filing).

         Terry L. Yaryan currently beneficially owns 284,518 shares (0.66%) of Common Stock (including options providing the right to acquire 8,882 shares of Common Stock that have vested or will vest within 60 days from the date of this filing).

         Kim Younger currently beneficially owns 6,000 shares (0.01%) of Common Stock (including options providing the right to acquire 6,000 shares of Common Stock that have vested or will vest within 60 days from the date of this filing).

                  No additional shares of Common Stock have been acquired by any Management Reporting Person in connection with the Merger Agreement.

         (b) Pursuant to the Voting Agreement, the STC Reporting Persons may be deemed to have shared power to vote 16,337,448 shares of Common Stock, and the Cinergy Reporting Person and the Management Reporting persons may be deemed to have shared voting power to vote that number of shares listed next to each such person's name in section (a) above. None of the STC reporting persons has the power to dispose or to direct the disposition with respect to any of the shares of Common Stock they may be deemed to beneficially own. The Cinergy Reporting Person and the Management Reporting Persons have sole power to dispose of to direct the disposition with respect to the shares listed next to each such person's name in section (a) above, except for certain restrictions pursuant to the Voting Agreement. The Reporting Persons are making this single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Exchange Act. Each Reporting Person disclaims beneficial ownership of all shares of Common Stock, other than those reported herein as being owned by such Reporting Person.

         (c) Except as described in Items 3 and 4, no transactions in the Common Stock were effected during the last sixty days by the Reporting Persons nor, to the best of their knowledge, by any of the persons set forth on Schedule I hereto.

         (d) Except as set forth in this Item 5, no person other than each respective record owner, referred to herein, of securities is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities.

         (e)      Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDING OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         Other than the Merger Agreement and the Voting Agreement, the persons named in Item 2 have entered into two other agreements with respect to the securities of the Issuer.

The Tender and Voting Agreement

         As a further inducement for Parent and Purchaser to enter into the Merger Agreement and incur the obligations set forth therein, certain venture capital stockholders of the Issuer and Cinergy (each, a "Major Stockholder" and, collectively, the "Major Stockholders"), concurrently with the execution and delivery of the Merger Agreement, entered into a Tender and Voting Agreement, dated as of October 13, 2000, with Parent, Purchaser and STC (the "Tender Agreement"), whereby each Major Stockholder agreed, among other things, to tender all shares of Common Stock held by such Major Stockholder for payment in the Offer (except for Cinergy which agreed to tender 50% of its shares of Common Stock) and to grant Parent an irrevocable proxy with respect to the voting of such shares of Common Stock.

         VOTING. Pursuant to the Tender Agreement, each Major Stockholder agreed, among other things, that from October 13, 2000 until the earlier to occur of (a) the effective time of the Merger, (b) the termination of the Merger Agreement, (c) the time the parties later agree to by mutual written consent, or (d) March 31, 2001, at any meeting of Issuer's stockholders, however called, and in any action by consent of Issuer's stockholders, they will vote their shares of Common Stock (1) in favor of the Merger and the Merger Agreement, (2) against any Acquisition Proposal (as defined in the Tender Agreement), against any proposal for action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Issuer under the Merger Agreement, against any change in the directors of Issuer, against any change in the present capitalization of Issuer, against any amendment to Issuer's certificate of incorporation or bylaws which, in the case of each of the matters referred to in this clause (2), could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the Merger Agreement or the likelihood of those transactions being consummated and (3) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement. Each Major Stockholder agreed to execute any documents which are necessary or appropriate in order to effectuate the foregoing, including the ability for STC, Parent, Purchaser or any nominees thereof to vote directly the shares of Common Stock owned by each Major Stockholder. Additionally, the Major Stockholders agreed to waive any rights of appraisal or rights to dissent from the merger.

         IRREVOCABLE PROXY. The Major Stockholders (1) revoked all prior proxies or powers of attorney governing the shares of Common Stock owned by them and (2) granted an irrevocable proxy to Parent and Purchaser or any nominee to vote and act (by written consent or otherwise) with respect to all of the shares of Common Stock owned by them at any meeting of Issuer's stockholders or by written consent in lieu of any meetings with regard to any matter covered in the paragraph above.

         NO DISPOSITION OR ENCUMBRANCE OF SHARES. Except as contemplated by the Tender Agreement and the Merger Agreement, the Major Stockholders agreed not to (1) sell, assign, transfer, encumber or otherwise dispose of or enter into any contract, option or other arrangement with respect to the sale, assignment, transfer, encumbrance or other disposition of Common Stock or any interest in their shares of Common Stock, or create or permit to exist any encumbrance on their shares of Common Stock , (2) enter into any agreement or understanding with respect to any transfer of any or all of their shares of Common Stock or any interest therein, (3) grant any proxy with respect to their shares of Common Stock or (4) enter into a voting trust or other agreement or arrangement with respect to their shares of Common Stock.

         TERMINATION. The Tender Agreement will terminate and be of no further force and effect upon the earlier to occur of (a) the effective time of the Merger, (b) the termination of the Merger Agreement, (c) the time the parties later agree to by mutual written consent or (d) March 31, 2001.

Subscription and Contribution Agreement

         Prior to entering into the Merger Agreement, on October 13, 2000, Parent, STC, Cinergy and the Management Reporting Persons entered into the Subscription Agreement.

         Pursuant to the Subscription Agreement, STC has agreed to purchase a number of Parent's shares at $8.00 per share sufficient to enable Purchaser to pay (1) for all Issuer shares accepted for payment in the Offer, (2) $8.00 per Issuer share converted into cash pursuant to the Merger and (3) all Issuer shares which Purchaser may be required to purchase pursuant to employment agreements with certain executive officers.

         Pursuant to the Subscription Agreement, Cinergy has agreed to contribute 1,083,280 shares of their Common Stock and the Management Reporting Persons agreed to contribute approximately 12,465,000 shares of their Common Stock (such contributed shares collectively the "Contribution Shares") and receive an equal number of Parent's shares of common stock in exchange therefore. Based on the anticipated number of Parent's shares that will be outstanding following the consummation of the Offer, Merger and the transactions contemplated by the Subscription Agreement, the shares of Parent's common stock received by all of the Management Reporting Persons will represent approximately 26% of Parent's outstanding stock (before giving effect to any stock options or other issuances of our securities or rights to acquire our securities), and the shares of Parent's common stock received by Cinergy will represent approximately 2% of Parent's outstanding stock (before giving effect to any stock options or other issuances of our securities or rights to acquire Parent's securities).

         Based on the number of shares of Common Stock issued and outstanding as of October 13, 2000, as represented by the Issuer to the Reporting Persons on such date, the Contribution Shares represent approximately 28% of the shares of the Issuer. As a result of the Subscription Agreement, the STC Reporting Persons may be deemed to be the beneficial owners of the Contribution Shares.

         Pursuant to Rule 13d-1(k) promulgated under the Exchange Act, the Reporting Persons have also entered into the Joint Filing Agreement.

         The description of the Tender Agreement and the Subscription Agreement are qualified in their entirety by reference to the copies of the Tender Agreement and the Subscription Agreement included as Exhibits 4 and 5, respectively, filed herewith.

         Except for the foregoing, there are no other contracts, arrangements, understandings or relationships among the persons named in Item 2 or between such persons and any other person with respect to any securities of the Issuer.

ITEM 7.  MATERIALS TO BE FILED AS EXHIBITS.

         The following documents are hereby filed as exhibits:

         99.1 Joint Filing Agreement, dated as of October 23, 2000, by and among the Reporting Persons.

         99.2 Agreement and Plan of Merger, dated as of October 13, 2000, by and between Convergent Holding Corporation, Convergent Acquisition Sub, Inc., Schlumberger Technology Corp. and Convergent Group Corporation.

         99.3 Voting Agreement, dated as of October 13, 2000, by and between Convergent Holding Corporation, Convergent Acquisition Sub, Inc., Schlumberger Technology Corp. and certain Contributing Stockholders named therein.

         99.4 Tender and Voting Agreement, dated as of October 13, 2000, by and between Convergent Holding Corporation, Convergent Acquisition Sub, Inc., Schlumberger Technology Corp. and certain Major Stockholders named therein.

         99.5 Subscription and Contribution Agreement, dated as of October 13, 2000, by and between Convergent Holding Corporation, Schlumberger Technology Corp., Cinergy Ventures, LLC and certain Management Investors named therein.

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  October 23, 2000

                                    SCHLUMBERGER TECHNOLOGY
                                    CORP.

                                    By: /s/ Jean Chevallier
                                       ---------------------------
                                    Name: Jean Chevallier
                                         -------------------------
                                    Its: President
                                        --------------------------


                                    CONVERGENT HOLDING CORPORATION

                                    By: /s/ Jean Chevallier
                                       ---------------------------
                                    Name: Jean Chevallier
                                         -------------------------
                                    Its: President
                                        --------------------------


                                    CONVERGENT ACQUISITION SUB, INC.

                                    By: /s/ Jean Chevallier
                                       ---------------------------
                                    Name: Jean Chevallier
                                         -------------------------
                                    Its: President
                                        --------------------------

CINERGY VENTURES, LLC


    By: /s/ Doug Taylor
       ---------------------------
    Name: Doug Taylor
         -------------------------
    Title: Assistant Secretary
          ------------------------

/s/ Glenn E. Montgomery, Jr.                      /s/ James Baxter
----------------------------                      ----------------------------
GLENN E. MONTGOMERY, JR.                          JAMES BAXTER


/s/ Gregory H. Courniotes                         /s/ Kim Duffy
----------------------------                      ----------------------------
GREGORY H. COURNIOTES                             KIM DUFFY


/s/ Mark L. Epstein
----------------------------
MARK L. EPSTEIN


/s/ Andrea S. Maizes                              /s/ Bryan R. Mileger
----------------------------                      ----------------------------
ANDREA S. MAIZES                                  BRYAN R. MILEGER

/s/ David Pitt                                    /s/ David J. Rubinstein
----------------------------                      ----------------------------
DAVID PITT                                        DAVID J. RUBINSTEIN


/s/ Scott M. Schley
----------------------------
SCOTT M. SCHLEY


/s/ Michael G. Aspenson                           /s/ Thomas Bannon
----------------------------                      ----------------------------
MICHAEL G. ASPENSON                               THOMAS BANNON


/s/ R. S. Boyer                                   /s/ Mark V. Cioni
----------------------------                      ----------------------------
R. S. BOYER                                       MARK V. CIONI


/s/ Rod Duce                                      /s/ Bart E. Elliott
----------------------------                      ----------------------------
ROD DUCE                                          BART E. ELLIOTT

/s/ Robert L. Elz                                 /s/ Dale E. Frazier
----------------------------                      ----------------------------
ROBERT L. ELZ                                     DALE E. FRAZIER


/s/ Ginger L. Juhl                                /s/ Jennifer Krabbenhoeft
----------------------------                      ----------------------------
GINGER L. JUHL                                    JENNIFER KRABBENHOEFT


/s/ Brian Madden                                  /s/ James H. Morrow
----------------------------                      ----------------------------
BRIAN MADDEN                                      JAMES H. MORROW


/s/ Gerald E. Paul                                /s/ Timothy A. Peach
----------------------------                      ----------------------------
GERALD E. PAUL                                    TIMOTHY A. PEACH


/s/ Michael Tao                                   /s/ Randall D. Tidd
----------------------------                      ----------------------------
MICHAEL TAO                                       RANDALL D. TIDD

/s/ Thomas E. Vandenover                          /s/ Robert S. Wechsler
----------------------------                      ----------------------------
THOMAS E. VANDENOVER                              ROBERT S. WECHSLER


/s/ Paul J. Yarka                                 /s/ Terry L. Yaryan
----------------------------                      ----------------------------
PAUL J. YARKA                                     TERRY L. YARYAN


/s/ Kim Younger                                   /s/ Larry J. Engelken
----------------------------                      ----------------------------
KIM YOUNGER                                       LARRY J. ENGELKEN



MARK L. EPSTEIN TRUST                    MARK L. EPSTEIN LIMITED
                                         PARTNERSHIP,
By: /s/ Jay M. Brodey                    a Colorado Limited Partnership
   -------------------------
Name:  Jay M. Brodey                     By:  Epstein Consultants, Inc.
Title:  Trustee                          a Colorado corporation, General Partner

By: /s/ Harry J. Schmidt                 By: /s/ Mark L. Epstein
   -------------------------                --------------------------
Name:  Harry J. Schmidt                  Name:  Mark L. Epstein
Title:  Trustee                          Title:  President

THE MARK L. EPSTEIN ISSUE SUB-TRUST

By: /s/ Jay M. Brodey
   -------------------------
Name:  Jay M. Brodey
Title:  Trustee

By: /s/ Harry J. Schmidt
   -------------------------
Name:  Harry J. Schmidt
Title:  Trustee


THE MICHAEL ALAN STORM 1999                       THE LORI SUE STORM 1999 TRUST
TRUST

By: /s/ Joseph A. Babich                          By: /s/ Joseph A. Babich
   -------------------------                         --------------------------
Name:  Joseph A. Babich                           Name:  Joseph A. Babich
Title:  Trustee                                   Title:  Trustee




THE DEVIN ALEXANDER ENGELKEN                     THE DUSTIN THOMAS ENGELKEN 1999
1999 TRUST                                       TRUST

By: /s/ Joseph A. Babich                         By: /s/ Joseph A. Babich
   -------------------------                        --------------------------
Name:  Joseph A. Babich                          Name:  Joseph A. Babich
Title:  Trustee                                  Title:  Trustee

THE AMANDA JANE ENGELKEN 1999                    THE ANDREA SUSAN ENGELKEN 1999
TRUST                                            TRUST

By: /s/ Joseph A. Babich                         By: /s/ Joseph A. Babich
   -------------------------                        ---------------------------
Name:  Joseph A. Babich                          Name:  Joseph A. Babich
Title:  Trustee                                  Title:  Trustee



BKUK FAMILY PARTNERSHIP LLLP

                                                  /s/ Holly S. Storm-Engelken
                                                  ---------------------------
By: /s/ Barry Kemble                              Holly S. Storm-Engelken
   -------------------------
Name:  Barry Kemble
Title:  Partner


By: /s/ Ursula Kemble
   -------------------------
Name:  Ursula Kemble
Title:  Partner

                                   SCHEDULE I

                       Directors and Executive Officers of
                            STC, PARENT AND PURCHASER

         The following table sets forth the name, business address and principal occupation or employment of each director and executive officer of Schlumberger Technology Corp., a Texas corporation. Except as indicated below, the business address of each of the following is Schlumberger Technology Corp., 277 Park Avenue, New York, New York 10172-0266.


Name                           Title
----                           -----
Arthur Lindenauer              Director and Chairman
David S. Browning              Director, Vice President, Secretary and General
                               Counsel
Wayne Richards                 Director and Vice President
Ronald E. Reno                 Treasurer
Frank Sorgle                   Controller
Peter Goode                    Vice President
Luis Mesa                      Vice President
Pascal Panetta                 Vice President
Leonard Fuld                   Vice President, Taxes
Meyer Bengio                   Vice President and General Manager Austin
                               Technology Center
Philippe Lacour-Gayet          Vice President and General Manager, SL Doll
                               Res. Ctr.
David Malone                   Vice President, Schlumberger Reservoir
                               Completion Center
Tom Zimmerman                  Vice President, Schlumberger Reservoir
                               Completion Center
Brian Clark                    Vice President, Sugar Land Product Center
Thomas E. Mays                 Assistant Treasurer
Richard Cottarel               Assistant Controller
Kevin Ward                     Assistant Controller
Dean A. Ferris                 Assistant Secretary
Dale V. Gaudier                Assistant Secretary
Arlene Powis                   Assistant Secretary
Lias J. Steen                  Assistant Secretary
Gary M. Wilson                 Assistant Secretary

         The following table sets forth the name, business address and principal occupation or employment of the sole director and sole executive officer of each of Parent and Purchaser. Except as indicated below, the business address of the following is c/o Schlumberger Technology Corp., 277 Park Avenue, New York, New York 10172-0266.


Name                           Title
----                           -----
Jean Chevallier                Sole Director, President
Roland Ewubare                 Secretary